As filed with the Securities and Exchange Commission on March 20, 2006
Registration Statement No. 333-125982

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONNETICS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	2834	94-3173928
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3160 Porter Drive
Palo Alto, California 94304
(650) 843-2800
(Address, Including Zip Code, and Telephone Number Including Area Code,
of Registrant’s Principal Executive Offices)

Katrina J. Church
Executive Vice President, Legal Affairs,
General Counsel & Secretary
Connetics Corporation
3160 Porter Drive
Palo Alto, California 94304
(650) 843-2800
(Name, Address, Including Zip Code, and Telephone Number Including Area Code,
of Agent for Service)

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 20, 2006

PROSPECTUS

Connetics Corporation

$200,000,000 Principal Amount of 2.00% Convertible Senior Notes
Due March 30, 2015
and
Shares of Common Stock Issuable Upon Conversion of the Notes

Connetics Corporation, or Connetics, issued $200,000,000 principal amount of 2.00% Convertible Senior Notes due March 30, 2015 in private placements in March 2005. Selling securityholders may use this prospectus to sell their notes and Connetics common stock issuable upon conversion of their notes. For purposes of this prospectus, references to Connetics common stock include the associated right to purchase shares of Series B Participating Preferred Stock.

The notes will mature on March 30, 2015. The notes are convertible into cash or, under certain circumstances, cash and shares of Connetics’ common stock, in each case having an aggregate value equal to the applicable conversion rate multiplied by the applicable stock price described in this prospectus, at any time before their maturity, or before they are redeemed or repurchased by Connetics. The initial conversion rate is 28.1972 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to an initial conversion price of approximately $35.46 per share. Holders may convert the notes under the following circumstances: (1) on or before March 30, 2009, if the closing sale price of Connetics common stock is above a specified level; (2) at any time after March 30, 2009; or (3) if specified corporate transactions occur. If a holder elects to convert its notes in connection with the occurrence of a fundamental change, the holder will be entitled to receive additional shares of common stock upon conversion in some circumstances.

Connetics will pay interest on the notes on March 30 and September 30 of each year until March 30, 2010. Beginning March 30, 2010, the notes will be subject to accretion of the principal at a rate that provides holders with an aggregate yield to maturity of 2.00% (computed on a semiannual bond equivalent yield basis). The first interest payment will be made on September 30, 2005. Beginning with the six-month interest period commencing on March 30, 2010, Connetics will pay contingent interest for each six-month interest period from March 30 to September 29 or from September 30 to March 29, if the average trading price of a note is above a specified level during the five trading day period ending on the second trading day immediately before such six-month interest period, as described in this prospectus. Connetics will pay contingent interest on the interest payment date immediately following the applicable six-month interest period. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

Holders may require Connetics to repurchase their notes for cash on March 30, 2010 at 100% of the principal amount of the notes plus accrued and unpaid interest, if any. On or after April 4, 2010, Connetics has the option to redeem all or a portion of the notes that have not been previously converted at a redemption price equal to 100% of the accreted principal amount of the notes to be redeemed plus accrued and unpaid interest (which includes liquidated damages and contingent interest), if any, to, but excluding, the redemption date.

Connetics will not receive any proceeds when the selling securityholders sell the notes or the common stock issuable upon conversion of the notes. The selling securityholders may offer the notes or the underlying common stock, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. The selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any notes or common stock as principals, any profits received by such broker-dealers on the resale of the notes or common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. Other than selling commissions and fees and stock transfer taxes, Connetics will pay all expenses of registering the notes and common stock and certain other expenses.

On March 16, 2006, the last reported sale price for the common stock on the Nasdaq National Market was $16.53 per share. Our common stock is listed on the Nasdaq National Market under the symbol “CNCT.” We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

The notes will be subject to special United States federal income tax rules applicable to contingent payment debt instruments. See “Certain U.S. Federal Income Tax Consequences.”

Our principal executive offices are located at 3160 Porter Drive, Palo Alto, California, 94304. Our telephone number is (650) 843-2800.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 to read about important factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2006.

FORWARD LOOKING STATEMENTS

This prospectus contains and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors mentioned and incorporated by reference under “Risk Factors” and elsewhere in this prospectus, for example, governmental regulation and competition in our industry, will be important in determining future results. We cannot guarantee any forward-looking statement, and our actual results may vary materially from those anticipated in any forward-looking statement.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current events. They use words such as “anticipate,” “estimate,” “expect,” “will,” “may,” “intend,” “plan,” “believe” and similar expressions in connection with discussion of future operating or financial performance. These include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we may not achieve these plans, intentions or expectations. Forward-looking statements in this prospectus include, but are not limited to, those relating to the commercialization of our currently marketed products, the progress of our product development programs, developments with respect to clinical trials and the regulatory approval process, and developments relating to our sales and marketing capabilities. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. In particular, this prospectus sets forth important factors that could cause actual results to differ materially from our forward-looking statements. These and other factors, including general economic factors and business strategies, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or incorporated by reference into this prospectus. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ii

PROSPECTUS SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and information incorporated by reference in this prospectus, before making an investment decision. When used in this prospectus, unless otherwise indicated, the terms “we,” “our” and “us” refer to Connetics and its subsidiaries.

The Company

Connetics is a specialty pharmaceutical company that develops and commercializes products for the medical dermatology marketplace. This marketplace is characterized by a large patient population that is served to a large extent by a relatively small, and therefore readily accessible, number of treating physicians, principally dermatologists and pediatricians. We currently market four pharmaceutical products, Luxíq® (betamethasone valerate) Foam, 0.12%, OLUX® (clobetasol propionate) Foam, 0.05%, Soriatane®-brand acitretin, and Evoclintm (clindamycin) Foam, 1%. Our experienced sales and marketing professionals promote the clinically proven therapeutic advantages of our products and provide high quality customer service to physicians and other healthcare providers.

Our principal executive offices are located at 3160 Porter Drive, Palo Alto, California, 94304. Our telephone number is (650) 843-2800. To find out how to obtain more information regarding us and our business, you should read the section of this prospectus entitled “Where You Can Find More Information.” You may also visit our website at http://www.connetics.com, although the information on our website is not part of this prospectus.

The Notes

The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see “Description of the Notes” beginning on page 20 of this prospectus.

Issuer	Connetics Corporation, a Delaware corporation.

Notes	$200 million aggregate principal amount of 2.00% Convertible Senior Notes due March 30, 2015.

Issue Price	100% of the principal amount of each note.

Maturity	March 30, 2015, unless earlier redeemed, repurchased, exchanged or converted.

Ranking	The notes are our senior, unsecured obligations and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness and junior in right of payment to all of our future secured indebtedness to the extent of the assets securing such indebtedness. As of December 31, 2005, our senior unsecured indebtedness totaled $290 million and we had no secured indebtedness. The notes are not guaranteed by any subsidiaries and, accordingly, the notes are “structurally subordinated” to the indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries. As of December 31, 2005, our existing subsidiaries had total long-term debt and other liabilities of approximately $23,000, which does not include any intercompany amounts that are eliminated in consolidation.

Interest	2.00% per year on the principal amount, payable semiannually in arrears on March 30 and September 30 of each year beginning September 30, 2005. We will also pay contingent interest on the notes as described below. The notes will cease to bear interest (except contingent interest, as applicable) on March 29, 2010.

Accretion	Commencing on March 30, 2010, the principal amount of the notes will be subject to accretion at a rate that provides holders with an aggregate annual yield to maturity of 2.00% (computed on a semiannual bond equivalent yield basis).

Contingent Interest	We will make additional interest payments, referred to in this prospectus as “contingent interest,” for any six-month interest period from March 30 to September 29 or from September 30 to March 29, beginning with the six-month interest period commencing on March 30, 2010, if the average trading price of the notes for the applicable five trading day reference period equals or exceeds 120% of the accreted principal amount of the notes. We will pay contingent interest on the interest payment date immediately following the applicable six-month interest period. The amount of contingent interest payable per note in respect of any six-month interest period will be equal to 0.30% of the average trading price of a note for the applicable five trading day reference period. The “five trading day reference period” means the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month interest period. See “Description of the Notes — Contingent Interest.”

Conversion Rights	Subject to the satisfaction of one of the circumstances described below, you may surrender your notes for conversion into cash and, under certain circumstances, our common stock initially at a conversion rate (subject to adjustment in certain events) of 28.1972 shares of our common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $35.46 per share).

You may surrender your notes for conversion under any of the following circumstances:

• before March 30, 2009, during any conversion period if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is greater than 120% of the applicable conversion price on the first day of the conversion period; a conversion period means the period from and including the 11th trading day in a fiscal quarter up to but not including the 11th trading day of the following fiscal quarter,

• before March 30, 2009, during the five consecutive business day period following any five consecutive trading day period in which the trading price for a note for each day of that trading period was less than 98% of the closing sale price of our common stock on the corresponding trading day multiplied by the applicable conversion rate,

• at any time on or after March 30, 2009, or

• when specified corporate transactions occur, as described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions,” including the occurrence of a fundamental change (as defined under “Description of the Notes — Fundamental Change”).

The conversion rate may be adjusted for certain events, but it will not be adjusted for accrued interest. The right to convert notes that have been called for redemption will terminate at the close of business on the business day immediately preceding the date of redemption.

For notes surrendered for conversion, we will satisfy our conversion obligation with respect to the accreted principal amount of the notes to be converted in cash, we will satisfy any remaining amount in shares of our common stock.

See “Description of the Notes — Conversion Rights.”

Conversion Consideration	Upon conversion, you will receive, in respect of each $1,000 principal amount of the notes:

• cash in an amount equal to the lesser of (1) the accreted principal amount of each note or (2) an amount equal to the applicable conversion rate multiplied by the average of the closing sale prices of our common stock during the applicable conversion reference period, which is generally (subject to an exception if we have specified a redemption date for the notes) the 10 consecutive trading days beginning on the third trading day following the conversion date, and

• a number of shares of our common stock determined in the manner described in “Description of the Notes — Conversion Consideration,” provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the notes.

Exchange in Lieu of Conversion	When you submit your notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution we designate for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, the cash payment, including cash for any fractional shares, and the number of shares of our common stock issuable upon conversion.

Redemption of Notes at Our Option	On or after April 4, 2010, we may redeem for cash all or a portion of the notes at any time, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the accreted principal amount of the notes to be redeemed, plus accrued but unpaid interest, including liquidated damages and contingent interest, if any, to, but not including, the redemption date. See “Description of the Notes — Redemption Rights.”

Purchase of Notes at Your Option	You have the right to require us to repurchase in cash all or any portion of your notes on March 30, 2010, which we refer to as the “repurchase date.” The repurchase price payable will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to, but not including, the repurchase date. See “Description of the Notes — Repurchase Rights.”

Exchange in Lieu of Repurchase	If you require us to repurchase notes held by you, we may direct you to first offer the notes to a financial institution we designate for exchange in lieu of repurchase. In order to accept any notes surrendered for repurchase, the designated institution must agree to deliver, in exchange for your notes, the repurchase price for such notes you would otherwise receive upon repurchase by us.

Fundamental Change	Subject to our rights described under “Public Acquirer Change of Control” below, if we undergo a fundamental change (as defined under “Description of the Notes — Fundamental Change”), you will have the right, at your option, to require us to purchase for cash all or any portion of your notes. The cash price we are required to pay is equal to 100% of the accreted principal amount of the notes to be repurchased plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to, but not including, the fundamental change repurchase date.

Adjustment to Conversion Rate Upon a Fundamental Change	Subject to our rights described under “Public Acquirer Change of Control” below, if and to the extent you convert your notes in connection with a “fundamental change” before April 4, 2010, we will increase the conversion rate for the notes by a number of additional shares determined by reference to a table based on the date of the fundamental change and the price paid per share of our common stock in the fundamental change transaction, provided that we will not make any increase if at least 95% of the consideration paid for our common stock in the fundamental change transaction consists of securities quoted on an established over-the-counter market or traded on a U.S. national securities exchange (or that will be so quoted or traded immediately following the transaction). See “Description of the Notes — Adjustment to Conversion Rate Upon a Fundamental Change.”

Public Acquirer Change of Control	If there is a fundamental change that would otherwise give you a right to cause us to repurchase the notes as described under “Description of the Notes — Fundamental Change” and the acquirer, or a parent entity or subsidiary of the acquirer, has a class of common stock (or American Depository Receipts representing such common stock) traded on a U.S. national securities exchange or quoted on The Nasdaq National Market (or that will be so traded or quoted when issued or exchanged in connection with the fundamental change), we may, in lieu of permitting you to cause us to repurchase the notes as a result of the fundamental change, elect to adjust the conversion rate and the related conversion obligation such that the notes will be convertible into shares of acquirer common stock at an adjusted conversion rate as described in “Description of the Notes — Public Acquirer Change of Control.”

Events of Default	If there is an event of default with respect to the notes, an amount equal to 100% of the accreted principal amount of the notes, plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, may be declared immediately due and payable. The following are events of default with respect to the notes:

• default for 30 days in payment of any interest, contingent interest or liquidated damages due and payable on the notes,

• default in payment of principal of the accreted notes at maturity, upon redemption, repurchase or following a fundamental change, when the same becomes due and payable,

• default by us or any of our subsidiaries in the payment of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount of $10.0 million (or its equivalent in any other currency or currencies) or more, and such default continues in effect for more than 30 days after any grace period or extension of time for payment expires,

• default in our conversion obligations upon exercise of a holder’s conversion right, unless such default is cured within five days after our receipt of written notice of default from the trustee or the holder of the note,

• default in our obligations to give notice of your right to require us to repurchase notes following the occurrence of a fundamental change within the time required to give such notice,

• acceleration of any of our indebtedness or the indebtedness of any of our subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an aggregate outstanding principal amount of $10.0 million (or its equivalent in any other currency or currencies) or more unless such acceleration has been rescinded or annulled within 30 days after we receive written notice of such acceleration,

• default in our performance of any other covenants or agreements contained in the indenture or the notes for 60 days after we receive written notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes, and

• certain events of bankruptcy, insolvency and reorganization of us or any of our subsidiaries.

Registration Rights	Pursuant to a registration rights agreement, we have filed with the SEC, and agreed to use our commercially reasonable best efforts to cause to become effective, a shelf registration statement of which this prospectus is a part. The shelf registration statement relates to the resale of the notes and the sale of our shares issuable upon conversion of the notes. If we fail to comply with certain of our obligations under the registration rights agreement, liquidated damages will be payable on the notes.

Transfer Restrictions	Connetics’ registration of the resale by the holders of the notes and the common stock of Connetics into which the notes are convertible may not be available to all holders at all times.

Use of Proceeds	We will not receive any proceeds from the sale of the securities offered by this prospectus.

Trading	Connetics does not intend to list the notes on any securities exchange or on The Nasdaq National Market. Our common stock is quoted on The Nasdaq National Market under the symbol “CNCT.”

Certain U.S. Federal Income Tax Consequences	Each holder will agree pursuant to the terms of the indenture, to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments” that are subject to Treasury regulation section 1.1275-4 and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will accrue for U.S. federal income tax purposes will be 7.00% compounded semi-annually, pursuant to the terms of the indenture. Accordingly, each holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a U.S. Holder will recognize ordinary income upon a sale, exchange, conversion, redemption, or repurchase of the notes at a gain. See “Certain U.S. Federal Income Tax Consequences.”

The Common Stock

Selling securityholders may use this prospectus to sell the common stock of Connetics issuable upon conversion of their notes.

RISK FACTORS

The risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 are incorporated by reference in this prospectus. In addition to the risk factors and other information contained in this prospectus and the documents incorporated by reference in this prospectus, you should carefully consider the following risks in evaluating an investment in the notes and the common stock issuable upon conversion of the notes.

Risks Related to the Offering

Our indebtedness and debt service obligations may adversely affect our cash flow.

Our ability to make payments on and to refinance our debt, including the notes subject to this prospectus, will depend on our ability to generate sufficient cash. Whether we are able to generate sufficient cash flow, in turn, will depend on our ability to increase sales of our products and collect receivables, the results of our research and development efforts and other factors, including general economic, financial, competitive, legislative and regulatory conditions, some of which are beyond our control.

If we incur new indebtedness, the related risks that we now face could intensify. Our ability to make required payments on the notes and to satisfy any other debt obligations will depend upon our future operating performance and our ability to obtain additional debt or equity financing.

The notes are unsecured, and future indebtedness could effectively rank senior to the notes.

The notes are unsecured, rank equal in right of payment with our 2.25% Convertible Senior Notes due May 30, 2008 in the principal amount of $90 million, and will rank equal in right of payment with future unsecured and unsubordinated indebtedness. As of December 31, 2005, we had total senior unsecured indebtedness of $290 million and total current liabilities of approximately $46 million on a consolidated basis. The notes are effectively subordinated to any secured debt to the extent of the value of the assets that secure the indebtedness. We currently have no secured debt. The notes are also “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries. As of December 31, 2005, our existing subsidiaries had total long-term debt and other liabilities of approximately $23,000, which does not include any intercompany amounts that are eliminated in consolidation. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

The indenture governing the notes does not prohibit or limit us from incurring additional indebtedness and other liabilities or from pledging assets to secure such indebtedness and liabilities. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt and take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, neither the indenture nor the notes restrict us from repurchasing indebtedness or common stock. If we issue other debt securities in the future, our debt service obligations will increase.

The notes are not protected by restrictive covenants, which allows us to engage in transactions that may impair our ability to fulfill our obligations under the notes.

Because the indenture contains no covenants or other provisions to protect holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of the Notes — Repurchase at Option of Holders Upon a Fundamental Change,” we may engage in transactions that may impair our ability to fulfill our obligations under the notes. Absent a contractual restriction, we generally have no duty to consider the interests of our noteholders in determining whether to engage in such transactions and under what terms.

We may not have the funds necessary to purchase the notes at the option of the holders or upon a fundamental change.

On March 30, 2010, and upon the occurrence of fundamental changes under some circumstances as described in this prospectus, you may require us to repurchase your notes. In addition, the occurrence of an event similar to a fundamental change may require us to repurchase our other outstanding notes in the principal amount of $90 million. We may not have the financial resources, or the ability, to arrange financing, to pay the repurchase price in cash for all of the notes that noteholders might deliver upon the occurrence of any fundamental change.

The adjustment to the conversion rate of notes converted in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If a fundamental change occurs, under certain circumstances, we will adjust the conversion rate of the notes converted in connection with such fundamental change. The amount of the conversion rate adjustment will be determined based on the date on which the fundamental change becomes effective and the closing sale price of our common stock in the five consecutive trading days before the effective date of the fundamental change, as described below under “Description of the Notes — Adjustment to Conversion Rate Upon a Fundamental Change.” Although the conversion rate adjustment is designed to compensate you for the lost option time value of your notes as a result of such fundamental change, the amount of the conversion rate adjustment is only an approximation of such lost value and may not adequately compensate you for the loss. In addition, if the market price of our common stock at the time of the designated event is greater than $150.00 per share of common stock or less than $26.27 per share of common stock (in each case, subject to adjustment), no additional shares will be issued upon conversion.

The trading price of our securities could be subject to significant fluctuations.

The trading price of our common stock has been volatile and may be volatile in the future. Factors such as announcements of fluctuations in our or our competitors’ operating results, changes in our prospects and general market conditions for pharmaceutical biotechnology stocks could have a significant impact on the future trading prices of our common stock and the notes. In particular, the trading price of the common stock of many pharmaceutical and biotechnology companies, including us, has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose stocks were affected. Some of the factors that may cause volatility in the price of our securities include:

•	clinical trial results and regulatory developments,

•	quarterly variations in results,

•	business and product market cycles,

•	fluctuations in customer requirements,

•	the availability and utilization of manufacturing capacity,

•	the timing of new product introductions,

•	our ability to develop and implement new technologies,

•	the timing and amounts of royalties paid to us by third parties, and

•	issues with the safety or effectiveness of our products.

The price of our common stock may also be adversely affected by the estimates and projections of the investment community, general economic and market conditions, and the cost of operations in our product markets. These factors, either individually or in the aggregate, could result in significant variations in the trading prices of our common stock.

The market price of the notes is expected to be significantly affected by fluctuations in the market price of our common stock as well as the general level of interest rates and our credit quality. This may result in a significantly greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.

In addition to the factors described above, the price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity that we expect to develop involving our common stock as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

Because it is unlikely that an active trading market for the notes will develop and there are restrictions on resale of the notes, you may not be able to sell your notes. You should therefore be prepared to hold the notes until maturity unless you convert them into shares of our common stock or cash.

The notes constitute a new issue of securities for which there is no established trading market. Because the notes will not be listed on Nasdaq or a national securities exchange and no notes resold under this prospectus will trade in the PORTAL system, it is unlikely that an active trading market for the notes will develop. If an active trading market for the notes does not develop, or if one develops but is not maintained, holders of the notes may experience difficulty in reselling, or may not be able to resell, the notes and the trading price of the notes could fall. If an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

•	prevailing interest rates and the markets for similar securities,

•	the price of our common stock,

•	general economic conditions, and

•	our financial condition, historic financial performance and future prospects.

If a trading market does not develop, you may be required to hold the notes to maturity unless you convert them into shares of our common stock or cash.

The market price of our common stock could be affected by the substantial number of shares that are eligible for future sale, which could decrease the value of your investment.

As of February 28, 2006, we had 34,098,004 shares of common stock outstanding, excluding approximately 14 million shares reserved for issuance pursuant to our stock plans, inducement grants and upon conversion of our convertible notes due May 30, 2008. In addition, we are not restricted from issuing additional common stock during the life of the notes. Your ability to profit from converting the notes will be adversely affected if our common stock price decreases.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, stock splits and combinations, distributions of indebtedness, securities or assets, certain cash dividends, certain issuer tender or exchange offers and certain repurchases as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that could also adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, could occur.

The conditional conversion features of the notes could result in your receiving less than the value of the common stock into which a note would otherwise be convertible.

Until March 30, 2009, the notes are convertible into common stock only if specified conditions are met as described under “Description of Notes — Conversion Rights.” During this period, if the specific conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value you would otherwise receive upon conversion.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

The conversion into common stock of some or all of the notes, or of our other convertible notes, will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock or of shares issuable upon conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes or our existing convertible notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold the notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock, to the extent you receive such stock upon conversion. You will only be entitled to rights of the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining stockholders of record entitled to vote on the amendment occurs before the conversion of your notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will recognize income for U.S. federal income tax purposes significantly in excess of current cash payments. Any gain recognized upon a sale, conversion, or other disposition will be treated as ordinary interest income rather than capital gain.

We have treated, and will continue to treat, the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a result of this treatment, if you acquire notes, you will be required to include amounts in income significantly in excess of the stated interest on the notes. Any gain you recognize upon a sale, conversion, or other disposition will generally be treated as ordinary interest income rather than capital gain. Any loss recognized on such disposition will be treated as ordinary loss to the extent of interest on the notes previously included in income and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, should not have recognized ordinary income upon the conversion, and/or should have recognized capital gain or loss, rather than ordinary income or loss, upon a taxable disposition of the notes. See “Certain U.S. Federal Income Tax Consequences.”

Our charter documents and Delaware law contain provisions that could delay or prevent a change in control, even if the change in control would be beneficial to our stockholders.

Our certificate of incorporation authorizes our board of directors to issue undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of the preferred stock without further vote or action by our stockholders. The issuance of preferred stock could make it more difficult for third parties to acquire a majority of our outstanding voting stock. We also have a stockholder rights plan, which entitles existing stockholders to rights, including the right to purchase shares of preferred stock, in the event of an acquisition of 15% or more of our outstanding common stock, or an unsolicited tender offer for such shares.

We have also entered into change in control agreements with our directors, officers, and key employees. These change in control agreements provide for severance payments to be made in the event of a change in control of the company. Provisions of Delaware law, our rights plan, our charter documents, and other arrangements, including a provision eliminating the ability of stockholders to take actions by written consent, could delay or make difficult the removal of our current management or a merger, tender offer or proxy contest involving us. Further, our stock option and purchase plans generally provide for the assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the option stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the last five fiscal years:

	Year Ended December 31,
	2005		2004		2003	2002	2001
	(In thousands)

Earnings:
Income (loss) before income taxes	$24,098		$20,508		$(2,933)	$(16,409)	$(16,397)
Add: Fixed charges	6,686		2,912		1,750	161	164
Less: Capitalized interest	—		—		—	—	—

Earnings	$30,784		$23,420		$(1,183)	$(16,248)	$(16,233)

Fixed Charges:
Interest expensed and capitalized	$5,234		$2,042		$1,202	$11	$46
Amortization of convertible notes offering costs	1,270		736		430	—	—
Estimated interest portion of rent expense(1)	182		134		118	150	118

Fixed charges	$6,686		$2,912		$1,750	$161	$164

Ratio of earnings to fixed charges(2)	4.6	x	8.0	x	—	—	—

(1)	The estimated interest portion of rent expense for the years 2001 through 2003 has been updated from prior filings.

(2)	For purposes of computing this ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes plus fixed charges. Earnings were insufficient to cover fixed charges by $2.9 million in 2003, $16.4 million in 2002 and $16.4 million in 2001.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the notes or common stock offered by the selling securityholders.

MANAGEMENT

Executive Officers

Information regarding our executive officers is incorporated by reference to the information included under the heading “Business — Executive Officers of the Company” in our Annual Report on Form 10-K for the year ended December 31, 2005.

Directors

David E. Cohen, 41, is an active investigator in trials for new treatments for skin diseases, an expert on contact dermatitis, and a former consultant to Connetics. Dr. Cohen is currently the Director of Occupational and Environmental Dermatology, as well as Chief, Allergy Section/Contact Dermatitis, at the Department of Dermatology, New York University Medical Center. He is an Associate Professor of Dermatology at the New York University School of Medicine. He is also a member of the American Contact Dermatitis Society, Fellow of the American Academy of Dermatology, and Diplomat of the American Board of Dermatology and American Board of Preventive Medicine-Occupational/Environmental Medicine. Dr. Cohen has published numerous scientific and medical articles in peer review journals including the Journal of the American Academy of Dermatology, Archives of Dermatology, American Contact Dermatitis Journal, and the International Journal of Dermatology. Dr. Cohen received his medical degree from the State University of New York at Stony Brook School of Medicine, completed his internship at The Presbyterian Hospital — Columbia Presbyterian Medical Center, New York, and finished his residency training at the Department of Dermatology, New York University Medical Center. Dr. Cohen holds a Master of Public Health — Environmental Science from the Columbia University School of Public Health.

R. Andrew Eckert, 44, has served as a director since 2002. Mr. Eckert is the Chief Executive Officer and President of Eclipsys Corporation, a leading provider of advanced clinical, financial and management information software and service solutions. Before joining Eclipsys, Mr. Eckert served as Chief Executive Officer of SumTotal Systems, Inc., a business software company created by the March 2004 merger of Docent, Inc. and click2learn, Inc. He served as Chief Executive Officer of Docent from April 2002 to March 2004. From 1997 to 2001, Mr. Eckert served as Chief Executive Officer of ADAC Laboratories, a $400 million medical products company. Mr. Eckert also served as a director of ADAC Laboratories from 1996 to 2000 and as Chairman of the Board from 1999 to 2000. He currently serves on the boards of Eclipsys Corporation. and Varian Medical Systems, Inc. Mr. Eckert is also Co-Chairman of a private foundation. Mr. Eckert holds a B.S. in industrial engineering and an M.B.A. from Stanford University.

Carl B. Feldbaum, 62, has served as a director since May, 2005. Mr. Feldbaum comes to the board with extensive experience in the biotechnology industry including serving as President of the Washington, D.C.-based Biotechnology Industry Organization (BIO) from its founding 1993 until January 2005. Prior to his appointment as President of BIO, Mr. Feldbaum was Chief of Staff to Senator Arlen Specter of Pennsylvania. He also was President and Founder of the Palomar Corporation, a national security think tank in Washington D.C. Before founding Palomar Corporation, Mr. Feldbaum was Assistant to the Secretary of Energy, and served as Inspector General for defense intelligence in the U.S. Department of Defense. Mr. Feldbaum is also a director of Actelion Pharmaceuticals Ltd. and a director of three private companies. Mr. Feldbaum holds a B.S. in Biology from Princeton University and a J.D. from University of Pennsylvania Law School.

Denise M. Gilbert, Ph.D., 47, has served as a director since 2003. Dr. Gilbert is an independent consultant and strategic advisor to life science companies. From 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation), and from 1993 to 1995 she was Chief Financial Officer and Executive Vice President of Affymax, Inc. From 1986 through 1993, Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham, and Vice President and biotechnology analyst at Montgomery Securities. Dr. Gilbert is also a director of Dynavax Technologies Corporation and a private life science company.

Dr. Gilbert holds a B.A. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

John C. Kane, 66, has served as a director since 1997.  Mr. Kane was President and Chief Operating Officer of Cardinal Health, Inc., a healthcare services provider, from March 1993 until his retirement in December 2000. Prior to joining Cardinal, Mr. Kane served in various operational and management positions at Abbott Laboratories for 19 years, most recently as President of the Ross Laboratories Division. Mr. Kane is also a director of two private companies. Mr. Kane holds a B.S. from West Chester University.

Thomas D. Kiley, 62, has served as a director since 1993. Mr. Kiley has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech Inc., serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the law firm of Lyon & Lyon, where he was a partner from 1975 to 1980. Mr. Kiley is also a director of Geron Corporation and of five private companies. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University.

Leon E. Panetta, 66, has served as a director since 2000. Mr. Panetta is the Director, along with his wife Sylvia, of the Panetta Institute for Public Policy at California State University, Monterey Bay, and is a member of the international advisory board of Fleishman-Hillard, Inc. From 1994 to 1997, he served as White House Chief of Staff. Before his appointment as White House Chief of Staff, Mr. Panetta served as Director of the White House Office of Management and Budget, having been confirmed by the Senate for that position on January 21, 1993. Prior to 1993, Mr. Panetta was a member of the U.S. House of Representatives for eight full terms. Mr. Panetta is a director of Zenith Insurance Company, and IDT Telecom, Inc.. He is also a director for a private institute. Mr. Panetta holds a B.A. from Santa Clara University, and a J.D. from Santa Clara University Law School.

G. Kirk Raab, 70, has served as a director since 1995. Mr. Raab was the President, Chief Executive Officer and a director of Genentech, Inc. from January 1990 to July 1995, and President, Chief Operating Officer and a director of Genentech from 1985 to January 1990. Prior to joining Genentech in 1985, Mr. Raab was President, Chief Operating Officer, and a director of Abbott Laboratories, and before that, held executive positions with Beecham Group, A.H. Robins Company, Inc. and Pfizer, Inc. He is currently Chairman of Applied Imaging, Inc. and Protalex, Inc.; he is also Chairman of one private company, and a board member of another two private companies. Mr. Raab is a Trustee Emeritus of Colgate University, and an honorary fellow of Exeter College, of Oxford University, England. Mr. Raab holds an A.B. degree from Colgate University.

Thomas G. Wiggans, 54, has served as Chairman of the Board and Chief Executive Officer of Connetics since January 2006. From July 1994 to December 2005, Mr. Wiggans served as Chief Executive Officer and a director of Connetics. Mr. Wiggans also served as President from July 1994 to February 2005. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, Inc., a biotechnology company. From 1980 to February 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980 he held various sales and marketing positions with Eli Lilly & Co., a pharmaceutical company. He is currently a director of the Biotechnology Industry Organization (BIO), and the Chairman of the Biotechnology Institute, a non-profit educational organization. He also serves on the Board of Overseers of the Hoover Institution at Stanford University, and the Board of Trustees of the University of Kansas Endowment Association. Mr. Wiggans also serves as a director of Abgenix Corporation, Tercica, Inc., and Onyx Pharmaceuticals, Inc. Mr. Wiggans received his B.S. in Pharmacy from the University of Kansas and his M.B.A. from Southern Methodist University.

Audit Committee

The Audit Committee of our Board of Directors reviews the results and scope of the audit and other services provided by our independent registered public accounting firm. The Audit Committee is composed of Dr. Gilbert, Mr. Eckert, and Mr. Kiley, all of whom are independent directors within the meaning of the

Nasdaq listing standards. Dr. Gilbert serves as the chair of the Audit Committee, and our Board has determined that Dr. Gilbert qualifies as the “audit committee financial expert” as that term is defined by the SEC. The charter of the Audit Committee was included as Appendix A to our proxy statement for our 2004 Annual Meeting of Stockholders and is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.

Audit Fees and Pre-Approval Policies

Audit and Other Fees

The Audit Committee charter requires approval of all audit and non-audit services to be performed by our independent registered public accounting firm. The following table shows the aggregate fees for the fiscal years ended December 31, 2005 and 2004 for Ernst & Young LLP.

	2005	2004

Audit Fees(1)	$1,348,000	$1,080,500
Audit-Related Fees(2)	$76,500	$227,000
Tax Fees(3)	$313,000	$125,000
All Other Fees(4)	$—	$—

Total	$1,737,500	$1,432,500

(1)	These fees are for services that include audits of our consolidated financial statements, review of our interim consolidated financial statements, statutory audits of our foreign subsidiaries, review of SEC registration statements, issuance of comfort letters and consents, and accounting consultations related to the audited financial statements. Fees for 2004 were increased by $285,000 from the amount previously reported to reflect an additional amount paid to Ernst & Young LLP for the 2004 consolidated financial audit.

(2)	These fees are for services that principally include audits of Connetics’ employee benefits plans, due diligence support and related accounting and filing requirements for business acquisition, consultations related to Section 404 of the Sarbanes-Oxley Act of 2002, and accounting consultations on various matters.

(3)	These fees are for services that include tax compliance (including assistance in preparation of U.S. federal and state and foreign tax returns), tax advice, and tax planning.

(4)	No other services were provided in either period.

Pre-Approval Policies and Procedures

Audit Committee policy provides that audit, audit-related and tax services be pre-approved no less than annually and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The Committee must also give approval if total fees for audit-related and tax services would exceed total fees for audit services in any year. All 2004 and 2005 audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of those services by Ernst & Young LLP was compatible with maintaining that firm’s independence in the conduct of its auditing functions.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

				Long Term
				Compensation(5)
				Number of Shares
		Annual Compensation		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Thomas G. Wiggans(2)	2005	$530,000	$325,000	135,000	$59,388
Chief Executive Officer	2004	$514,000	$425,000	200,000	$62,149
	2003	$490,000	$338,100	225,000	$64,867
C. Gregory Vontz(3)	2005	$393,083	$190,000	90,000	$4,825
President and Chief Operating	2004	$353,000	$233,000	112,000	$4,037
Officer	2003	$325,000	$172,250	125,000	$5,218
Lincoln Krochmal(4)	2005	$386,000	$154,000	45,000	$157,226
Exec. Vice President, Research &	2004	$375,000	$192,000	25,000	$156,862
Product Development	2003	$93,750	$37,500	125,000	$263,059
John L. Higgins	2005	$325,000	$167,000	81,000	$4,148
Chief Financial Officer	2004	$315,000	$208,000	90,000	$3,807
Exec. Vice President, Finance &	2003	$300,000	$153,000	100,000	$3,528
Corporate Development
Katrina J. Church	2005	$297,000	$97,000	45,000	$4,153
Exec. Vice President, Legal Affairs	2004	$288,000	$138,000	72,000	$3,881
General Counsel and Secretary	2003	$275,000	$120,000	80,000	$3,600

Note:	Bonus amounts reflect compensation paid in a later year for work performed in the stated year. Option numbers reflect options granted in the stated year.

(1)	Except as otherwise indicated, “other compensation” for each individual represents (a) premiums paid by Connetics for group term life insurance, and (b) a company match for 401(k) contributions of $3,500 in 2005, $3,250 in 2004,and $3,000 in 2003.

(2)	“All Other Compensation” also includes the following: loan forgiveness of $53,100 in 2005, $56,200 in 2004, and $59,300 in 2003.

(3)	Mr. Vontz was appointed President of Connetics in February 2005. “All Other Compensation” also includes airfare paid for Mr. Vontz’s wife of $1,498 in 2003.

(4)	“All Other Compensation” includes relocation payments of $150,000 in 2005, 2004 respectively, and $263,059 in 2003. Dr. Krochmal joined Connetics in 2003.

(5)	On February 1, 2006, the Compensation Committee approved grants of restricted stock purchase awards to each of the Named Executive Officers in 2005, as described in the Company’s Current Report on Form 8-K, dated February 1, 2006 and filed with the SEC on February 7, 2006.

Option Grants in Last Fiscal Year

The following table provides certain information with respect to stock options granted to the Named Executive Officers in 2005.

Option Grants in 2005

					Potential Realizable Value at
	Number of	Percentage of Total			Assumed Annual Rates of
	Securities	Options Granted to			Stock Price Appreciation for
	Underlying Options	Employees in Fiscal	Exercise Price Per		Option Term (2)
Name	Granted(1)	Year	Share	Expiration Date	5%	10%

Thomas G. Wiggans	135,000	7.8%	$23.35	Jan. 18, 2015	$1,982,433	$5,023,875
C. Gregory Vontz	90,000	5.2%	$23.35	Jan. 18, 2015	$1,321,622	$3,349,250
Lincoln Krochmal	45,000	2.6%	$23.35	Jan. 18, 2015	$660,811	$1,674,625
John L. Higgins	81,000	4.7%	$23.35	Jan. 18, 2015	$1,189,460	$3,014,325
Katrina. J. Church	45,000	2.6%	$23.35	Jan. 18, 2015	$660,811	$1,674,625

(1)	These stock options generally become exercisable at a rate of one-fourth of the shares of common stock subject to the option at the end of the first 12 month period after the date of grant and monthly thereafter until the fourth anniversary of grant, as long as the optionee remains an employee with, consultant to, or director of Connetics.

(2)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules. The hypothetical value for the options is calculated based on 5% and 10% assumed rates of annual compound stock price appreciation during the option term, as mandated by the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

No stock options were granted to the Named Executive Officer in 2006 as part of their compensation for 2005.

2005 Year-End Option Values

The following table provides certain information with respect to each Named Executive Officer’s unexercised stock options at December 31, 2005.

	Shares		Number of Shares		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money
	on	Value	Options at 12/31/2005		Options at 12/31/2005(1)
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Wiggans	66,500	$1,177,769	1,220,587	67,189	$4,138,225	$137,816
C. Gregory Vontz	2,279	$53,414	594,094	35,627	$1,954,105	$72,229
Lincoln Krochmal	0	$0	140,312	54,688	$0	$0
John L. Higgins	42,308	$750,231	456,276	28,648	$1,486,254	$58,156
Katrina J. Church	20,000	$322,815	336,426	23,127	$1,094748	$47,056

(1)	In accordance with SEC rules, values are calculated by multiplying the number of shares times the difference between the exercise price and the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $14.45 per share, the closing price of our common stock on December 31, 2005 as reported on the Nasdaq National Market.

Compensation of Directors

Cash Compensation.  For 2005, we paid non-employee directors an annual retainer of $30,000 upon their re-election to the Board. The annual retainer is payable, at the director’s election, in cash or Connetics common stock. We paid each non-employee director $2,000 for each Board meeting attended in person or $500 for each Board meeting attended by telephone. Effective January, 1, 2006, the amount paid to each non-employee director for each Board meeting attended in person was increased to $2,500 and the amount paid for each Board meeting attended by telephone was increased to $1,000.

Effective April 1, 2005, we increased the annual retainer paid to the Audit Committee chair from $10,000 to $15,000 paid in quarterly installments, and we increased the annual retainer paid to the Governance and Compensation Committee chairs from $5,000 to $7,500 paid in quarterly installments. We pay committee members $1,000 for each committee meeting attended in person and increased amounts paid for committee meetings attended by telephone from $250 to $500. We reimburse directors for out-of-pocket expenses they incur in connection with attending Board meetings.

Stock Options.  Non-employee directors automatically receive options to purchase shares of our common stock pursuant to the terms of our 1995 Directors’ Stock Option Plan, which expired on December 31, 2005. The initial option to purchase 30,000 shares of common stock (the “First Option”) is granted on the date on which the individual first becomes a director. In each year that the director is re-elected, the director receives an option to purchase 15,000 shares of common stock (a “Subsequent Option”) if, on such date, the director has served on our Board of Directors for at least six months.

The First Option is exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Each Subsequent Option is exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the 1995 Directors’ Stock Option Plan is equal to the fair market value of our common stock on the date of grant.

Consulting Agreements.  We have consulting agreements with Mr. Raab and Dr. Cohen pursuant to which we pay them for certain consulting services in addition to the compensation they receive as directors of Connetics. For more information regarding both consulting agreements, see “Certain Relationships and Related Transactions — Employment and Consulting Agreements,” below.

Compensation Committee Interlocks and Insider Participation

Mr. Eckert, Mr. Feldbaum and Mr. Kane are members of the Compensation Committee. Mr. Kane serves as the chair of the Compensation Committee. None of the members of the Committee was at any time during the year ended December 31, 2005 or at any other time an officer or employee of Connetics. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

Employment and Consulting Agreements

We have a consulting agreement with G. Kirk Raab pursuant to which Mr. Raab serves as a director and consultant. In 2005, we paid Mr. Raab $300,000 in consulting fees. In August 2005, we entered into a new consulting agreement with Mr. Raab pursuant to which we agreed to pay him a base annual fee of $300,000 in 2006. In March 2006, this consulting agreement was amended, retroactive to January 1, 2006, to increase Mr. Raab’s base annual fee to $325,000 for 2006.

We have a consulting agreement with David E. Cohen, M.D. pursuant to which he will provide certain services related to the field of dermatology and will serve on various advisory boards of Connetics. Pursuant to this agreement, we will pay Dr. Cohen a base annual fee of $50,000 in 2006.

Mr. Wiggans currently serves as our Chairman of the Board. He also serves as our Chief Executive Officer pursuant to an employment agreement entered into in June 1994. Pursuant to that agreement, Mr. Wiggans receives an annual base salary, which is reviewed annually, and is eligible for an annual cash bonus based on consideration of his attainment of corporate goals and achievement of key milestones. The employment agreement provides for Mr. Wiggans to receive continuation of salary and benefits and continuation of vesting with respect to all of the common stock held by Mr. Wiggans for nine months following the termination of his employment from Connetics other than for cause, and to the payment of premiums on a life insurance policy in the amount of $1,000,000 for the benefit of Mr. Wiggans’ family. Effective in 2003 Connetics ceased paying the insurance premiums on Mr. Wiggans’ behalf.

Loans to Certain Employees and Consultants

In February 2000, the Board authorized a loan to Mr. Wiggans in the amount of $250,000, at an interest rate equal to 6.2%. The loan was to be forgiven at a rate of $50,000 per year plus accrued interest, on each anniversary of the loan upon which Mr. Wiggans remained employed by Connetics. As of May 31, 2005, Mr. Wiggans had fully satisfied his repayment obligation under the loan.

Other Arrangements

We have agreed to pay Mr. Panetta a speaker’s fee when he speaks to a group on behalf of Connetics other than in his capacity as a Connetics director. In 2005 we did not pay any speaker fees to Mr. Panetta.

We have entered into Change of Control agreements with each of our directors and executive officers and certain other key employees. The Change of Control agreements provide that in the event of a change of control (as defined in the agreements), all stock options held by those persons will automatically vest in full.

The Change of Control agreements with our executive officers other than Mr. Wiggans also provide that under certain circumstances that would constitute involuntary termination of employment within 24 months following a change of control, each executive officer will receive an amount equal to two times that executive officer’s annual base salary and bonus at the time of such termination, the same level of health insurance benefits in effect immediately preceding the date of such termination for a period of 24 months following termination, and outplacement and administrative support for a period of six months following termination.

The Change of Control agreement with Mr. Wiggans provides that under certain circumstances that would constitute involuntary termination of his employment within 24 months following a change of control, Mr. Wiggans will receive an amount equal to 2.99 times his annual base salary and bonus at the time of such termination, the same level of health insurance benefits in effect immediately preceding the date of such termination for a period of 36 months following such termination, and outplacement and administrative support for a period of six months following such termination. The Change of Control agreement with Mr. Raab provides that under certain circumstances that would constitute involuntary termination of his services as a consultant within 24 months following a change of control, Mr. Raab will receive an amount equal to 2.99 times his annual consulting fee at the time of such termination, the same level of health insurance benefits in effect immediately preceding the date of such termination for a period of 36 months following such termination, and outplacement and administrative support for a period of six months following such termination.

We have entered into indemnification agreements with our officers and directors containing provisions that may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information we know with respect to the beneficial ownership of our common stock as of February 28, 2006 by (a) all persons who are beneficial owners of more than five percent of our common stock, (b) each director and nominee, (c) each of our executive officers named in the Summary Compensation Table above, and (d) all director nominees, current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Percentage ownership is based on 34,098,004 shares of common stock outstanding at February 28, 2006. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe based on information furnished by them that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

		Percentage of
	Number of	Shares
Name	Shares	Outstanding	Footnote(s)

Wellington Management Company, LLP	2,670,563	7.83%	(1)
75 State Street
Boston, Massachusetts 02109
Barclays Global Investors, N.A	2,039,830	5.98%	(2)
Barclays Global Fund Advisors
Barclays Bank PLC
Barclays Capital Securities Limited
45 Fremont Street
San Francisco, CA 94105
Capital Research and Management Company and SMALLCAP
World Fund, Inc.	2,000,000	5.87%	(3)
333 South Hope Street
Los Angeles, CA 90071
Thomas G. Wiggans	1,521,560	4.31%	(4)
C. Gregory Vontz	735,103	2.12%	(5)
John L. Higgins	601,542	1.74%	(6)
G. Kirk Raab	492,790	1.43%	(7)
Katrina J. Church	398,388	1.16%	(8)
Thomas D. Kiley	258,615	*	(9)
Lincoln Krochmal, M.D.	211,589	*	(10)
John C. Kane	149,939	*	(11)
Denise M. Gilbert, Ph.D.	61,111	*	(12)
Leon E. Panetta	53,264	*	(13)
R. Andrew Eckert	53,611	*	(14)
Carl B. Feldbaum	30,000	*	(15)
David E. Cohen	0	*
All directors and officers as a group (26 persons)	5,365,438	13.94%	(16)

*	Less than 1%.

(1)	As reported on a Schedule 13G/A filed with the SEC on or about December 30, 2005. Represents 2,670,563 shares as to which Wellington Management Company, LLP has shared dispositive power, and 2,538,863 shares as to which Wellington Management Company, LLP has shared voting power, with the unnamed beneficial owners, who are clients of Wellington Management Company, LLP.

(2)	As reported on a Schedule 13G/A filed with the SEC on or about December 31, 2004 by Barclays Global Investor, N.A. and a group of affiliated entities. According to the Schedule 13G/A, the following entities have sole voting power with respect to an aggregate of 1,885,547 shares and dispositive power with respect to an aggregate of 2,039,830 shares held in trust accounts for the economic benefit of the beneficiaries of those accounts: Barclays Global Investors, N.A., (828,606 shares, voting power and 982,889 shares, dispositive power); Barclays Global Fund Advisors (707,844 shares); Barclays Bank PLC (338,611 shares); and Barclays Capital Securities Limited (10,486 shares).

(3)	As reported on a Schedule 13G filed with the SEC on or about December 30, 2005. Represents 2,000,000 shares as to which Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 has sole dispositive and voting power. Capital Research and Management Company is deemed to be the beneficial owner of and as a result is acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, is the beneficial owner of 2,000,000 shares.

(4)	Mr. Wiggans’ total includes options to purchase 1,239,588 shares of common stock that will be exercisable on or before April 29, 2006. Also includes 10,490 shares held by Mr. Wiggans’ wife, and 12,486 shares held in trust for Mr. Wiggans’ children. Mr. Wiggans disclaims beneficial ownership of the shares held in trust.

(5)	Mr. Vontz’s total includes options to purchase 606,283 shares of common stock that will be exercisable on or before April 29, 2006.

(6)	Mr. Higgins’ total includes options to purchase 466,173 shares of common stock that will be exercisable on or before April 29, 2006. Also includes 250 shares of common stock held by Mr. Higgins’ wife.

(7)	Mr. Raab’s total includes options to purchase 474,950 shares of common stock that will be exercisable on or before April 29, 2006.

(8)	Ms. Church’s total includes options to purchase 344,552 shares of common stock that will be exercisable on or before April 29, 2006

(9)	Mr. Kiley’s total includes options to purchase 77,500 shares of common stock that will be exercisable on or before April 29, 2006. Also includes 167,365 shares held in the Thomas D. and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981, and 10,000 shares held in The Kiley Family Partnership of which Mr. Kiley is a trustee, and as to 7,500 of which Mr. Kiley disclaims beneficial ownership.

(10)	Dr. Krochmal’s total includes options to purchase 150,729 shares of common stock that will be exercisable on or before April 29, 2006.

(11)	Mr. Kane’s total includes options to purchase 122,500 shares of common stock that will be exercisable on or before April 29, 2006.

(12)	Dr. Gilbert’s total includes options to purchase 60,000 shares of common stock that will be exercisable on or before April 29, 2006.

(13)	Mr. Panetta’s total includes options to purchase 45,000 shares of common stock that will be exercisable on or before April 29, 2006.

(14)	Mr. Eckert’s total includes options to purchase 52,500 shares of common stock that will be exercisable on or before April 29, 2006.

(15)	Mr. Feldbaum’s total includes options to purchase 30,000 shares of common stock that will be exercisable on or before April 29, 2006.

(16)	See footnotes 4 through 15. The total includes options to purchase an aggregate of 4,388,698 shares of common stock that will be exercisable on or before April 29, 2006 by all of the officers and directors as a group.

DESCRIPTION OF THE NOTES

We issued the notes under an indenture dated as of March 23, 2005 between us, as issuer, and J.P. Morgan Trust Company, National Association, as trustee. The notes and the common stock issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.

The following description is a summary of selected provisions of the indenture, the notes and the registration rights agreement. It does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, those provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as a holder of the notes.

In this section, references to “Connetics,” “we,” “our” or “us” refer solely to Connetics Corporation and not to its subsidiaries.

General

We have issued $200 million aggregate principal amount of notes, and the notes are limited to an aggregate principal amount of $200 million.

The notes are convertible into cash and, under some circumstances, common stock as described in the sections titled “— Exchange in Lieu of Conversion” and “— Conversion Rights.”

The notes are our senior, unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness, including our unsecured 2.25% Convertible Senior Notes due 2008. At December 31, 2005, our senior unsecured indebtedness totaled $290 million and we had no senior secured indebtedness. The indenture pursuant to which the notes were issued does not limit the amount of additional indebtedness that we can create, incur, assume or guarantee in the future.

The notes were issued only in registered form without coupons in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. The notes will mature on March 30, 2015, unless we redeem them earlier at our option, or we repurchase them at a holder’s option as described in this prospectus or they are exchanged as described in this prospectus or converted at a holder’s option into shares of our common stock as described under “— Conversion Rights.”

We will not be required to make any sinking fund payments with respect to the notes.

Interest

The notes bear interest at a rate of 2.00% per annum from the date of the original issuance on March 23, 2005 through March 29, 2010. We will pay interest semi-annually in arrears on March 30 and September 30 of each year beginning September 30, 2005 and ending on March 30, 2010, to the holders of record at the close of business on the preceding March 15 and September 15, respectively.

There are three exceptions to the preceding sentence:

•	In general, we will not pay accrued interest on any notes that are converted into shares of our common stock. However, interest amounts will be payable if specified defaults under the registration rights agreement occur. See “— Registration Rights” and “— Conversion Procedures.”

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes, or the holder elects to require us to repurchase the notes, on a date that is after a record date but on or before the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

•	We will not pay interest upon conversion except as described under the heading “— Conversion Procedures.”

Except as provided below, we will pay interest on:

•	the global note to DTC in immediately available funds; and

•	any definitive notes by check mailed to the holders of those notes.

At maturity, interest on the definitive notes will be payable at the office of the trustee as set forth under “— Trustee.”

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date is not a business day at a place of payment, payment shall be made on the next succeeding business day and no interest shall accrue for the intervening period. If the stated maturity date, redemption date or repurchase date of a note would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or repurchase date to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

In addition, we will pay contingent interest on the notes under the circumstances described below under “— Contingent Interest.” References in this prospectus to “interest” include regular interest, contingent interest and liquidated damages, unless the context requires otherwise.

Accretion

Commencing on March 30, 2010 the principal amount of the notes will be subject to accretion at a rate that provides holders with an aggregate annual yield to maturity of 2.00% (computed on a semi-annual bond equivalent yield basis). When we refer in this description of the notes to the “accreted principal amount” of notes, we mean the initial principal amount at any time before March 30, 2010 and the principal amount as adjusted upwards for accretion at any time on or after March 30, 2010.

The following table sets forth the accreted principal amounts as of the accretion dates during the period from March 30, 2010 through the maturity date:

Accretion Date	Accreted Principal Amount

March 30, 2010	$1,000.00
September 30, 2010	$1,010.00
March 30, 2011	$1,020.10
September 30, 2011	$1,030.30
March 30, 2012	$1,040.60
September 30, 2012	$1,051.01
March 30, 2013	$1,061.52
September 30, 2013	$1,072.14
March 30, 2014	$1,082.86
September 30, 2014	$1,093.69
March 30, 2015	$1,104.62

Contingent Interest

We will pay contingent interest to the holders of notes for any six-month interest period from March 30 to September 29 or from September 30 to March 29, beginning with the six-month interest period commencing on March 30, 2010, if the average trading price per note for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the notes as of the last day of such five trading day reference period. The “five trading day reference period” means the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month interest period.

The amount of contingent interest payable per note in respect of any six-month interest period will be equal to 0.30% of the average trading price per note for the applicable five trading day reference period.

The record date and payment date for contingent interest, if any, will be determined in the same manner as the regular record date and payment date for the semi-annual interest payments on the notes as described under “— Interest.”

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the Initial Purchasers. If the trustee cannot reasonably obtain at least two such bids, but can reasonably obtain one such bid, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, or if in our reasonable judgment the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal 98% of (1) the applicable conversion rate of the notes multiplied by (2) the closing sale price of our common stock on such determination date.

The “closing sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions by The Nasdaq National Market or, if our common stock is not then quoted on The Nasdaq National Market, as reported by the principal U.S. securities exchange on which our common stock is traded. The closing sale price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by The Nasdaq National Market on the relevant date, the “closing sale price” will be the last quoted bid for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “closing sale price” will be the average of the midpoint of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms we select for this purpose.

We will notify the holders of the notes upon a determination that they will be entitled to receive contingent interest with respect to a semi-annual interest period. In connection with providing such notice, we will issue a press release containing information regarding the contingent interest determination and publish the information through a public medium customary for such press releases.

The indenture provides that by accepting a note, each holder agrees, for U.S. federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 7.00%, compounded semi-annually, which is the rate we would pay on a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions otherwise comparable to the notes. See “Certain U.S. Federal Income Tax Consequences.”

Conversion Rights

Subject to the conditions described below, you may convert your notes, in denominations of $1,000 principal amount or integral multiples thereof, into cash and, under certain circumstances, shares of our common stock, as set forth more fully below, initially at a conversion rate of 28.1972 shares of our common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $35.46 per share). The conversion rate in effect at any given time is referred to in this prospectus as the “applicable conversion rate” and will be subject to adjustment as described under “— Anti-dilution Adjustments” and “— Adjustment to Conversion Rate upon a Fundamental Change” below, but it will not be adjusted for accrued interest. The “applicable conversion price” at any given time is equal to the principal amount of a note divided by the applicable conversion rate.

You may surrender your notes for conversion at the applicable conversion rate before the stated maturity of the notes under any of the following circumstances:

•	before March 30, 2009, during any conversion period if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is greater than 120% of the applicable conversion price on the first day of the conversion period,

•	before March 30, 2009, during the five consecutive business day period following any five consecutive trading day period in which the trading price (as defined below) for a note for each day of that trading period was less than 98% of the closing sale price of our common stock on such corresponding trading day multiplied by the applicable conversion rate,

•	at any time on or after March 30, 2009, or

•	upon the occurrence of specified corporate transactions discussed below.

“Trading day” means a day during which trading in securities generally occurs on The Nasdaq National Market or, if our common stock is not then quoted on The Nasdaq National Market, on another national or regional securities exchange on which our common stock is then listed or quoted or, if our common stock is not listed on The Nasdaq National Market or a national or regional securities exchange, on the principal other market on which our common stock is then traded or quoted.

Conversion Upon Satisfaction of Sale Price Condition

Before March 30, 2009, you may surrender any of your notes for conversion during any conversion period if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is greater than 120% of the applicable conversion price on the first day of the conversion period. A “conversion period” will be the period from and including the eleventh trading day in a fiscal quarter up to but not including the eleventh trading day of the following fiscal quarter.

The conversion agent, which initially will be J.P. Morgan Trust Company, National Association, will, on our behalf, determine daily if the notes are convertible as a result of the sale price of our common stock and notify us and the trustee.

Conversion Upon Satisfaction of Trading Price Condition

Before March 30, 2009, you may surrender any of your notes for conversion during the five consecutive business day period following any five consecutive trading day period in which the trading price for a note for each day of that trading period was less than 98% of the closing sale price of our common stock on such corresponding trading day multiplied by the applicable conversion rate. We will pay you cash and deliver shares of our common stock, as applicable, no later than the third business day following the specified five trading day averaging period.

The conversion agent will, on our behalf, determine if the notes are convertible as a result of the trading price of the notes and notify us; provided, however, that the conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination and we shall have no obligation to make such request unless requested to do so by a holder of the notes. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 98% of the product of the closing sale price of our common stock multiplied by the applicable conversion rate.

Conversion After March 30, 2009

You may surrender any of your notes for conversion at any time on or after March 30, 2009.

Conversion Upon Specified Corporate Transactions

Even if none of the conditions described above has occurred, if we elect to:

•	distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days of the declaration date for such distribution, our common stock at less than the current market price (as defined below), or

•	distribute to all holders of our common stock our assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution, we must notify you at least 20 days before the ex-dividend date for such distribution. Once we have given that notice, even if your notes are not otherwise convertible at that time, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day before the ex-dividend date or our announcement that such distribution will not take place. You may not exercise this right to convert if you may participate in the distribution without conversion.

In addition, if a fundamental change occurs, subject to certain exceptions described in this prospectus, you may surrender any of your notes for conversion during the period starting on the effective date of the fundamental change and ending at the close of business on the second business day preceding the fundamental change repurchase date (as specified in the repurchase notice described under “— Repurchase at Option of the Holder Upon a Fundamental Change”). Upon such a conversion in connection with a fundamental change, you will receive any increase in the conversion rate described in “— Adjustment to Conversion Rate Upon a Fundamental Change” (subject to our rights described under “— Public Acquirer Change of Control”). If a fundamental change occurs, you may also have the right, at your option, to require us to repurchase all or a portion of your notes as described under “— Repurchase at Option of the Holder Upon a Fundamental Change.’’

When we or the trustee determine that you are or will be entitled to convert your notes into cash and shares of our common stock in accordance with the foregoing provisions, we will issue a press release and publish the information on our website.

Conversion Consideration

If you surrender your notes for conversion, you will receive, in respect of each $1,000 principal amount of notes, cash in an amount equal to the lesser of (1) the accreted principal amount of each note or (2) the conversion value (as described below); and a number of shares of our common stock equal to the sum of the daily share amounts (calculated as described below) for each of the 10 consecutive trading days in the applicable conversion reference period (as described below), provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the notes.

The “applicable conversion reference period” means:

•	for notes that are converted after we have specified a redemption date, the 10 consecutive trading days beginning on the third trading day following the redemption date (in the case of a partial redemption, this clause applies only to those notes which would be actually redeemed), or

•	in all other cases, the 10 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion value” is equal to (1) the applicable conversion rate, multiplied by (2) the average of the closing sale price of our common stock for each of the 10 consecutive trading days in the applicable conversion reference period.

The “daily share amount” for each day in the applicable conversion reference period is equal to the greater of:

•	zero, or

•	a number of shares determined by the following formula:

(Closing Sale Price on That Trading Day * Applicable Conversion Rate) — Accreted Principal Amount
10 * Closing Sale Price on That Trading Day

Notwithstanding the foregoing, in no event will (i) the conversion rate exceed 38.0662 per $1,000 initial principal amount of the notes or (ii) the total number of shares issuable upon conversion of a note exceed 35.9100 per $1,000 initial principal amount of the notes, in each case, after giving effect to the make whole adjustment described below and any related increase in the conversion rate, subject to anti-dilution adjustments described under “— Anti-dilution Adjustments.”

Conversion Procedures

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice to the conversion agent. If the notes are in certificated form, you must also deliver the certificated security to the conversion agent. The date of such delivery of notice and on which all other requirements for conversion have been satisfied is the “conversion date.” The conversion agent will, on your behalf, convert the notes into our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. Upon conversion, we will satisfy our conversion obligation with respect to the accreted principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in shares of our common stock, as described under “— Conversion Consideration.” Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following the applicable conversion reference period (except as described under “— Adjustment to Conversion Rate Upon a Fundamental Change”).

We will not issue fractional shares of our common stock upon conversion of the notes. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis in respect of all the notes you have surrendered for conversion), you will be entitled to receive cash in an amount equal to the value of such fractional shares, based on the applicable stock price.

Upon conversion of notes, you generally will not receive any cash payment of interest. By delivering to the holder the cash payment and the number of shares of our common stock issuable upon conversion, we will satisfy all of our obligations with respect to the notes through the conversion date. That is, accrued but unpaid interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued interest.

Notwithstanding the foregoing, if you convert after a record date for an interest payment but before the corresponding interest payment date, you will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender any notes for conversion, you must pay to us an amount equal to the interest that has accrued and that will be paid with respect to the notes being converted on the related interest payment date. The preceding sentence does not apply, however, to notes that are converted after we have specified a redemption date that is after a record date for an interest payment but on or before the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date for an interest payment but on or before the corresponding interest payment date, and you choose to convert your notes, you will not be required to pay us, at the time you surrender your notes for conversion, the amount of interest you will receive on the date that has been fixed for redemption.

If you convert notes, we will pay any documentary stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered in a name other than your own, in which case you will pay the tax. Certificates representing our common stock will be issued or delivered only after you have paid all applicable taxes and duties payable by you, if any.

Exchange in Lieu of Conversion

When you surrender the notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution we designate for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, the cash payment, including cash for any fractional shares, and the number of shares of our common stock issuable upon conversion. If the designated institution accepts any such notes, it will deliver the appropriate consideration to the conversion agent and the conversion agent will deliver that consideration to you. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following the conversion date, convert the notes and deliver the cash payment and the number of shares of our common stock, if any, issuable upon conversion.

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for exchange, we will convert those notes into the cash payment and the number of shares of our common stock, if any, issuable upon conversion, as described under “— Conversion Consideration.”

We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Anti-dilution Adjustments

The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) stock dividends in common stock:  we pay a dividend or make a distribution on our common stock, payable exclusively in shares of our common stock or our other capital stock,

(2) issuance of rights or warrants:  we issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the current market price, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised on or before their expiration,

(3) stock splits and combinations:  we:

•	subdivide or split the outstanding shares of our common stock into a greater number of shares,

•	combine or reclassify the outstanding shares of our common stock into a smaller number of shares, or

•	issue by reclassification of the shares of our common stock any shares of our capital stock,

(4) distribution of indebtedness, securities or assets:  we distribute to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or certain rights to purchase our securities, but excluding:

•	dividends or distributions described in paragraph (1) above,

•	rights or warrants described in paragraph (2) above,

•	dividends or distributions paid exclusively in cash described in paragraph (5), (6) or (7) below, (the “distributed assets”), in which event (other than in the case of a “spin-off” as described below), the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the “current market price” of our common stock and the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

For purposes of this section (unless otherwise stated), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day before the ex-dividend trading day for such distribution, and the new conversion rate shall take effect immediately after the record date fixed for determination of the stockholders entitled to receive such distribution.

Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to cash and shares of our common stock, if any, the distributed assets you would have received if you had converted your notes immediately before the record date.

In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock, and the denominator of which is the current market price of our common stock.

The adjustment to the conversion rate in the event of a spin-off will occur at the earlier of:

•	the tenth trading day from, and including, the effective date of the spin-off, and

•	the date of the initial public offering of the securities being distributed in the spin-off, if that initial public offering is effected simultaneously with the spin-off.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the 10 consecutive trading days following the effective date of the spin-off. Also, for this purpose, the current market price of our common stock means the average of the closing sale prices of our common stock over the 10 consecutive trading days following the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

(5) cash distributions:  we make a distribution consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, in which event the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock, and the denominator of which is the current market price of our common stock, minus the amount per share of such distribution.

Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to cash and shares of our common stock, if any, such distribution you would have received if you had converted your notes immediately prior to the record date. For purposes of this section, the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such cash distribution, and the new conversion rate shall take effect immediately after the record date fixed for determination of the stockholders entitled to receive such distribution.

(6) tender or exchange offers:  we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in the tender or exchange offer and (b) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing sale price of our common stock on the trading day next succeeding the date of the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day next succeeding the date of expiration of the tender or exchange offer.

(7) repurchases:  we (or one of our subsidiaries) make a payment in respect of a repurchase for our common stock the consideration for which exceeded the then-prevailing market price of our common stock (such amount, the “repurchase premium”), and that repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months, resulted in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock and the denominator of which is (A) the current market price of our common stock, minus (B) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day next succeeding the date of the repurchase triggering the adjustment, as determined by our board of directors, provided that if the above calculation does not increase the conversion rate, no adjustment to the conversion rate shall be made, and provided further that the repurchases of our common stock that we or our agent effect in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the conversion rate made under this clause (7). For purposes of this clause (7), (i) the market capitalization will be calculated by multiplying the current market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment, and (ii) the current market price will be the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the trading day next succeeding the date of the repurchase triggering the adjustment, and (iii) in determining the repurchase premium, the “then-prevailing market price” of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant repurchase date.

In the event of a taxable distribution to holders of our common stock which results in an adjustment of the conversion rate, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain U.S. Federal Income Tax Consequences.” In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that an increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days’ notice of an increase in the conversion rate. Notwithstanding the foregoing, in no event will (i) the conversion rate exceed 38.0662 per $1,000 initial principal amount of the notes, or (ii) the total number of shares issuable upon conversion of a note exceed 35.9100 per $1,000 initial principal amount of the notes, in each case after giving effect to the make whole adjustment described below and any related increase in the conversion rate, subject to anti-dilution adjustments described under “— Anti-dilution Adjustments.”

No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan,

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of ours or any of our subsidiaries including plans or programs assumed by us,

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued,

•	for a change in the par value of the common stock, or

•	for accrued and unpaid interest, including liquidated damages and contingent interest, if any.

You will receive, upon conversion of your notes, in addition to cash and common stock, if any, the rights under our stockholder rights plan or any other plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, before conversion, the rights have expired, terminated or been redeemed or exchanged. For a description of our existing rights plan, see “Description of Capital Stock — Series B Participating Preferred Stock.”

Simultaneously with an adjustment of the conversion rate, we will disseminate a press release detailing the new conversion rate and other relevant information.

Redemption Rights

We must repay the notes in cash at their stated maturity on March 30, 2015, unless earlier converted, repurchased, redeemed or exchanged in accordance with the indenture. The circumstances in which we may redeem the notes prior to their stated maturity are described below.

We will have the right to redeem the notes, in whole or in part, for cash at any time or from time to time, on or after April 4, 2010 at a redemption price equal to 100% of the accreted principal amount of the notes plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to, but not including, the redemption date.

We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of the notes. If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed in initial principal amounts of $1,000 or integral multiples of $1,000 by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will, to the fullest extent possible, be deemed to be from the portion selected for redemption by lot, on a pro rata basis, or any other method that the trustee considers fair and appropriate.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption and ending at the close of business on the day of that mailing, or

•	register the transfer or exchange of any note selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If we exercise our right to redeem the notes, in whole or in part, we will disseminate a press release containing information regarding the redemption and publish the information through a public medium that is customary for such press release.

Repurchase Rights

You have the right to require us to repurchase the notes on March 30, 2010, which we refer to as the “repurchase date.” The repurchase price payable will be equal to 100% of the principal amount of notes to be repurchased plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to, but not including, the repurchase date. We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 21 business days before the relevant repurchase date until the close of business on the last business day before the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes.

We will pay the repurchase price for any notes submitted for repurchase solely in cash.

We are required to give notice at least 20 business days before each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

Each holder electing to require us to repurchase notes shall give the repurchase notice so that the paying agent receives it no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase,

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000, and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

You may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the repurchase date. The notice of withdrawal must state:

•	the principal amount of notes being withdrawn,

•	if certificated, the certificate numbers of the notes being withdrawn, and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures. In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, which may then be applicable, and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes if the notes are in certificated form, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

Our ability to repurchase notes for cash may be limited by (i) restrictions on our ability to obtain funds from our subsidiaries through dividends, loans or other distributions, and (ii) the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors — Risks Relating to the Offering — We may not have the funds necessary to purchase the notes at the option of the holders or upon a fundamental change.”

Exchange in Lieu of Repurchase

If you exercise your right to require us to repurchase notes, we may cause the notes first to be offered to a financial institution we choose for exchange in lieu of repurchase. In order to accept any notes surrendered for repurchase, the designated institution must agree to deliver, in exchange for such notes, the repurchase price you otherwise would receive if we exercised the repurchase. If the designated institution accepts any such notes for repurchase, it will deliver the repurchase price to the paying agent. Any notes that the designated institution purchases will remain outstanding. If the designated institution agrees to accept any notes for repurchase but does not timely deliver the related repurchase price payment, we will, as promptly as practical thereafter, but not later than one business day following the repurchase date, cause the repurchase price for the notes to be paid.

Our designation of an institution to which the notes may be submitted for repurchase does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for repurchase, we will repurchase the notes on the terms provided in the indenture.

We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Repurchase at Option of the Holder Upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time before maturity, you will have the right (subject to our rights described under “— Public Acquirer Change of Control”) to require us to repurchase any or all of your notes for cash, or any portion of the principal amount of your notes that is equal to $1,000 or an integral multiple of $1,000. We are required to pay cash equal to 100% of the accreted principal amount of the notes to be purchased plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to (but not including) the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or before the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest, including liquidated damages and contingent interest, payable on such interest payment date to the holder of record at the close of business on the corresponding record date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see “Certain U.S. Federal Income Tax Consequences.”

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) our common stock or other common stock into which the notes are convertible is neither quoted on The Nasdaq Stock Market nor another established automated over-the-counter trading market in the United States nor approved for trading on the New York Stock Exchange or another U.S. national securities exchange, or

(2) any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction contemplated by the second bullet point of clause (3) below, or

(3) we merge or consolidate with or into any other person (other than a subsidiary of Connetics), another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock,

•	pursuant to which the holders of our common stock immediately before the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction,

•	where our continuing directors (as defined below) constitute a majority of the board of directors of the continuing or surviving corporation immediately after the transaction,

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity, or

(4) at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

However, notwithstanding the foregoing, noteholders will not have the right to require us to repurchase any notes under clause (2) or (3) (and we will not be required to deliver the notice incidental to the occurrence of the fundamental change), if either:

•	the closing sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock under clause (2) above, or the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change relating to a merger, consolidation, asset sale or otherwise under clause (3) above, equals or exceeds 105% of the applicable conversion price of the notes in effect on each of those five trading days, or

•	at least 95% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) and/or clause (3) above consists of shares of capital stock quoted on The Nasdaq Stock Market or another established automated over-the-counter trading market in the United States or traded on the New York Stock Exchange or another U.S. national securities exchange (or will be so quoted or traded immediately following the merger or consolidation) and as a result of the merger or consolidation the notes become convertible into such shares of such capital stock.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Continuing directors” means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the indenture or (ii) becomes a member of our board of directors after that date and was appointed, nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election.

For purposes of the above, the term “capital stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person, and American Depository Receipts.

On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change,

•	the date of the fundamental change,

•	the last date on which a holder may exercise the repurchase right,

•	the fundamental change repurchase price,

•	the fundamental change repurchase date,

•	the name and address of the paying agent and the conversion agent,

•	the conversion rate and any adjustments to the conversion rate,

•	that the notes with respect to which a fundamental change repurchase notice has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture, and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will issue a press release and publish the information through a public medium customary for such press releases.

To exercise the repurchase right, you must deliver, before the close of business on the second business day immediately preceding the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with the fundamental change repurchase notice duly completed, to the paying agent. Your fundamental change repurchase notice shall state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase,

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000, and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes,

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, and

•	the principal amount, if any, that remains subject to the repurchase notice.

If the notes are not in certificated form, the withdrawal notice must comply with appropriate DTC procedures.

We will be required to repurchase the notes no less than 20 and no more than 35 days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent), and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).

The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the notes that certain of the Initial Purchasers have marketed. The terms of the fundamental change repurchase feature resulted from negotiations between the Initial Purchasers and us.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Our ability to repurchase notes for cash may be limited by (i) restrictions on our ability to obtain funds from our subsidiaries through dividends, loans or other distributions, and (ii) the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors — Risks Relating to the Offering — We may not have the funds necessary to purchase the notes at the option of the holders or upon a fundamental change.” In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Adjustment to Conversion Rate Upon a Fundamental Change

If and only to the extent that you convert your notes in connection with a fundamental change (and subject to our rights described under “— Public Acquirer Change of Control”), we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 95% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such fundamental change transaction consists of shares of capital stock quoted on The Nasdaq Stock Market or another established automated over-the-counter trading market in the United States or traded on the New York Stock Exchange or another U.S. national securities exchange (or that will be so quoted or traded immediately following the transaction).

The number of additional shares will be determined by reference to the table below, based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such fundamental change transaction.

A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion agent receives the conversion notice after the effective date of the fundamental change but before the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the repurchase notice described under “— Repurchase at Option of the Holder Upon a Fundamental Change”). Holders will not receive the conversion consideration for the notes surrendered for conversion in connection with such fundamental change before the date on which we send to holders the repurchase notice described under “— Repurchase at Option of the Holder Upon a Fundamental Change.”

The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “— Anti-dilution Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately before such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately before the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Anti-dilution Adjustments.”

The following table sets forth the hypothetical stock price and number of additional shares issuable per $1,000 initial principal amount of notes:

Effective Date of	Stock Price
Fundamental Change	$26.27	$27.00	$28.00	$29.00	$30.00	$32.50	$35.00	$40.00	$50.00	$75.00	$100.00	$150.00

March 23, 2005	9.8709	9.3732	8.7601	8.1824	7.6542	6.5102	5.6219	4.2457	2.6194	1.0121	0.4762	0.1300
March 30, 2006	9.6338	9.1601	8.5532	7.9821	7.4669	6.3585	5.4782	4.1429	2.5524	0.9843	0.4625	0.1255
March 30, 2007	9.4396	8.9737	8.3703	7.8124	7.3029	6.2258	5.3562	4.0530	2.4925	0.9600	0.4508	0.1218
March 30, 2008	9.2083	8.7481	8.1492	7.6071	7.1046	6.0656	5.2111	3.9441	2.4201	0.9317	0.4368	0.1180
March 30, 2009	8.8681	8.4114	7.8328	7.3050	6.8228	5.8267	4.9975	3.7801	2.3171	0.8917	0.4196	0.1124
April 4, 2010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices and additional share amounts set forth above are based upon a common stock price of $26.27 at March 17, 2005 and an initial conversion price of $35.46.

The exact stock price and conversion dates may not be set forth on the table; in which case, if the stock price is:

•	between two stock price amounts on the table or the conversion date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year,

•	more than $150.00 per share (subject to adjustment), no additional shares will be issued in conversion, and

•	less than $26.27 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will (i) the conversion rate exceed 38.0662 per $1,000 initial principal amount of the notes, or (ii) the total number of shares issuable upon conversion of a note exceed 35.9100 per $1,000 initial principal amount of the notes, in each case after giving effect to the make whole adjustment described above and any related increase in the conversion rate, subject to anti-dilution adjustments described under “— Anti-dilution Adjustments.”

Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of permitting a repurchase at the holder’s option or adjusting the conversion rate as described under “— Adjustment to Conversion Rate Upon a Fundamental Change,” elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes into a number of shares of public acquirer common stock (as defined below) at an adjusted conversion rate equal to the conversion rate in effect immediately before the public acquirer change of control multiplied by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock, or (ii) in the case of any other public acquirer change of control, the average of the closing sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means any event constituting a fundamental change that would otherwise give holders the right to cause us to repurchase the notes as described above under “— Repurchase at the Option of the Holder Upon a Fundamental Change” where the acquirer has a class of common stock (or American Depository Receipts representing such common stock) traded on a U.S. national securities exchange or quoted on The Nasdaq Stock Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if either (1) a direct or indirect majority-owned subsidiary of acquirer, or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority-owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

If we elect to adjust the conversion rate and conversion obligations as described above in connection with a public acquirer change of control, we will, at least 15 trading days before the anticipated effective date of such public acquirer change of control and again upon the effective date of such public acquirer change of control, (1) provide to all holders of the notes and the trustee and paying agent notice by mail of such election, including in the notice the information on the adjustment, and (2) disseminate a press release containing information regarding the adjustment and publish the information through a public medium that is customary for such press release.

If we elect to adjust the conversion rate and conversion obligation as described above in connection with a public acquirer change of control, holders of the notes will not have the right to require us to repurchase their notes as described under “— Repurchase at Option of the Holder Upon a Fundamental Change” or to convert at an adjusted conversion rate as described under “— Adjustment to Conversion Rate Upon a Fundamental Change” in connection with the fundamental change that is also the public acquirer change of control.

Merger and Sales of Assets

We may not (1) consolidate with or merge with or into any other person or convey, sell, transfer or lease or otherwise dispose of all or substantially all of our assets to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

•	in the case of a merger or consolidation, either we are the surviving person, or if we are not the surviving person, the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest, if any, on the notes and the performance of each of our other covenants under the notes and the indenture, and

•	in either case, immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

In the case of a merger or consolidation pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property, or any sale, transfer or lease of all or substantially all of our assets, the right to convert a note into our common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property that you would have received if you had converted your notes immediately prior to the transaction. Upon any such merger, consolidation, sale, transfer or lease, there shall be an adjustment to the applicable conversion rate.

Events of Default

The following are events of default with respect to the notes:

•	failure for 30 days to pay of any interest, contingent interest or liquidated damages due and payable on the notes,

•	failure to pay of accreted principal of the notes at maturity, upon redemption, repurchase or following a fundamental change, when the same becomes due and payable,

•	failure by us or any of our subsidiaries to pay of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount of $10 million (or its equivalent in any other currency or currencies) or more, and such default continues in effect for more than 30 days after the expiration of any grace period or extension of time for payment,

•	default in our conversion obligations upon exercise of a holder’s conversion right, unless such default is cured within five days after the trustee or the holder of such note gives us written notice of default,

•	default in our obligations to give notice of your right to require us to repurchase notes after a fundamental change occurs, within the time required to give such notice,

•	acceleration of any of our indebtedness or the indebtedness of any of our subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an aggregate outstanding principal amount of $10 million (or its equivalent in any other currency or currencies) or more unless such acceleration has been rescinded or annulled within 30 days after we receive written notice of such acceleration,

•	default in our performance of any other covenants or agreements contained in the indenture or the notes for 60 days after the trustee or the holders of at least 25% in aggregate principal amount of the notes gives us written notice, and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our subsidiaries.

The indenture requires us to file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days after any default under the indenture that could mature into an event of default described in the seventh bullet point above.

The indenture provides that if an event of default occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate accreted principal amount of the notes then outstanding may declare the principal amount, plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, on the notes to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the accreted principal amount plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, on the notes automatically will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the notes have been cured (other than the nonpayment of accreted principal of or interest on the notes which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded.

A holder of notes may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for the notes,

•	the holders of at least 25% in aggregate accreted principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy,

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity, and

•	during that 60-day period, the holders of a majority in aggregate accreted principal amount of the then outstanding notes do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the accreted principal of, or interest on, the holder’s note on or after the respective due dates expressed in its notes or the holder’s right to convert its notes in accordance with the indenture.

The trustee will be entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified to its reasonable satisfaction before proceeding to exercise any right or power under the indenture at the direction of the holders of the notes. The indenture also provides that the holders of a majority in aggregate accreted principal amount of the then outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is prejudicial to the rights of other holders of the notes, or would involve the trustee in personal liability.

The indenture provides that while the trustee generally must mail notice of a default or event of default to the holders of the notes within 90 days after it occurs, the trustee may withhold notice of any default or event of default (except in payment on the notes) if the trustee in good faith determines that withholding notice is in the interests of the registered holders of the notes.

Modification and Waiver

We may amend or supplement the indenture if the holders of a majority in accreted principal amount of the then outstanding notes consent to it. Without the consent of the holder of each note affected, however, no amendment, supplement or waiver may:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver,

•	reduce the rate of accrual of interest or modify the method for calculating interest or change the time for payment of interest on the notes,

•	modify the provisions with respect to holders’ rights upon a fundamental change in a manner adverse to the holders of the notes, including our obligations to repurchase the notes following a fundamental change,

•	reduce the initial or accreted principal amount of the notes or change the final stated maturity of the notes,

•	reduce the redemption or repurchase price of the notes or change the time at which the notes may or must be redeemed or repurchased,

•	make payments on the notes payable in currency other than as originally stated in the notes,

•	impair the holder’s right to institute suit for the enforcement of any payment on the notes,

•	make any change in the percentage of principal amount of notes necessary to waive compliance with provisions of the indenture or to make any change in this provision for modification,

•	waive a continuing default or event of default regarding any payment on the notes (except a rescission of acceleration of the notes as provided in the indenture and a waiver of the payment default that resulted from such acceleration), or

•	adversely affect the conversion or repurchase provisions of the notes.

We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency,

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture,

•	to provide for exchange rights of holders of notes in certain events such as our consolidation or merger or the sale or all or substantially all of our assets,

•	to provide for uncertificated notes in addition to or in place of certificated notes,

•	to secure the notes or to provide guarantees of the notes,

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939,

•	to evidence and provide for the acceptance of the appointment under the indenture of a successor trustee,

•	to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture,

•	to add events of default with respect to the notes, or

•	to make any change that does not adversely affect any outstanding notes in any material respect.

The holders of a majority in aggregate principal amount of the then outstanding notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Registration Rights

We have entered into a registration rights agreement with the Initial Purchasers. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares into which the notes are convertible, commonly referred to as the registrable securities, that we will, at our expense:

•	file with the SEC, within 90 days after the date the notes are originally issued, a shelf registration statement covering resales of the registrable securities,

•	use our commercially reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes are originally issued, and

•	use our reasonable best efforts to keep effective the shelf registration statement until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Connetics, and (iii) two years after the effective date of the shelf registration statement.

We will be permitted to suspend the use of the prospectus that is part of the effective shelf registration statement in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has been filed with the SEC and when such shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

We may, upon written notice to all holders of notes, postpone having the shelf registration statement declared effective for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest referred to as “liquidated damages” will accrue on the notes if either of the following registration defaults occurs:

•	on or before the 90th day following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC, or

•	on or before the 180th day following the date the notes were originally issued, the shelf registration statement is not declared effective.

In either case, liquidated damages will accrue on any notes which are then restricted securities, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the liquidated damages began to accrue on any notes.

The rates at which liquidated damages will accrue on any notes will be as follows:

•	0.25% of the principal amount per annum to and including the 90th day after the registration default, and

•	0.50% of the principal amount per annum from and after the 91st day after the registration default.

In addition, liquidated damages will accrue on any notes if the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for:

•	more than 30 days, whether or not consecutive, during any 90 day period, or

•	more than 90 days, whether or not consecutive, during any 12-month period.

In either event, liquidated damages will accrue on any notes at a rate of 0.5% per annum from the 31st day of the 90 day period or the 91st day of the 12-month period until the earlier of the following:

•	the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the liquidated damages, or

•	the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement, (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Connetics, and (iii) two years after the effective date of the shelf registration statement.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	will be required to be named as a selling security holder in the related prospectus,

•	may be required to deliver a prospectus to purchasers,

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales, and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

We will mail a notice and questionnaire to the holders of registrable securities not less than 30 calendar days before the effective time of the shelf registration statement.

No holder of registrable securities will be entitled:

•	to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective, or

•	to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire. Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire is first mailed to return a completed and signed notice and questionnaire to us.

Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. After we receive a completed and signed notice and questionnaire, we will include the registrable securities covered by the questionnaire in the shelf registration statement.

We agreed in the registration rights agreement to use our reasonable best efforts to cause the shares of our common stock issuable upon conversion of the notes to be quoted on The Nasdaq National Market. However, if our common stock is not then quoted on The Nasdaq National Market, we will use our reasonable best efforts to cause the shares of our common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then primarily traded, upon effectiveness of the shelf registration statement.

This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the trading prices of the notes and the sale prices of our common stock, any accrued interest payable on the notes, the conversion rate of the notes and the projected payment schedule. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the notes upon the request of that holder.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

J.P. Morgan Trust Company, National Association is the trustee, registrar, conversion agent and paying agent. The trustee maintains an office in New York, New York.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the noteholders only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, it may become subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. Lf, however, it acquires any conflicting interest, it must eliminate that conflict or resign as trustee under the indenture.

Form, Exchange, Registration and Transfer

We will issue the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Notes will be exchangeable for other notes for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture.

Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

Payment and Paying Agents

Payments on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

We will maintain an office in the Borough of Manhattan, the City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations. This office will initially be an office or agency of the trustee.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money they hold for payments on the notes that remain unclaimed for two years after the date on which that payment became due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described in this prospectus, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

Book-Entry System

The notes will be represented by one or more permanent global notes in definitive, fully-registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Except in the limited circumstances described below, holders of notes represented by interests in the global notes will not be entitled to receive notes in definitive form.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code and a “clearing corporation” with the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the respective initial principal amount of the individual beneficial interests represented by the global notes to the accounts of participants. The Initial Purchasers shall designate the accounts to be credited. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global notes other than participants).

Except as set forth below and in the indenture, owners of beneficial interests in the global notes will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any notes under the global notes. We understand that under existing industry practice, if an owner of a beneficial interest in the global notes desires to take any actions that DTC, as the holder of the global notes, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, and the procedures provided for under the indenture.

Payments of the principal of and interest on the notes represented by the global notes registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global notes.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global notes.

Unless and until they are exchanged in whole or in part for notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC may grant proxies and otherwise authorize any person, including agent members and persons that may hold interests through agent members, to take any action that a holder is entitled to take. We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, the global notes may be exchanged for notes in definitive form.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, or under other circumstances described in the indenture, we will issue notes in fully registered, definitive form in exchange for the global notes.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value, of which 90,000 shares are designated Series B Participating Preferred Stock. As of February 28, 2006, there were:

•	34,098,004 shares of our common stock outstanding that were held of record by approximately 125 stockholders, and

•	no shares of preferred stock issued or outstanding.

In addition, as of February 28, 2006, there were outstanding options to purchase 8,089,949 shares of common stock, and we have reserved an additional 443,826 shares for sales pursuant to our Employee Stock Purchase Plan.

We have a commitment to a third party to issue a warrant to purchase 30,000 shares of our common stock when and if Relaxin is approved for a commercial indication. As of February 28, 2006, the warrant had not been issued. Although we sold the Relaxin program to BAS Medical in 2003, the warrant obligation was not transferred.

In addition, as of February 28, 2006, 4,203,450 shares of common stock were reserved for issuance upon conversion of our existing 2.25% Convertible Senior Notes due 2008.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of Connetics, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

As of the date of this Prospectus, there were no shares of preferred stock outstanding and we have no current plans to issue any shares of such stock. The board of directors will have the authority to issue the preferred stock in one or more additional series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Connetics without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Series B Participating Preferred Stock

In November 2001, we adopted an Amended and Restated Preferred Stock Rights Agreement, which entitles existing holders of common stock to certain rights (including the right to purchase shares of Series B Participating Preferred Stock) in the event of an acquisition of fifteen percent (15%) or more of our outstanding common stock or a tender offer for such shares resulting in the beneficial ownership by a person or group of fifteen percent (15%) or more of the outstanding common stock. These rights expire on November 19, 2011 if not redeemed earlier by us or expired pursuant to the consummation of certain mergers, consolidations or sales of assets, or unless the final expiration date is extended.

To date, no shares of Series B Participating Preferred Stock have been issued. If issued, the holders of Series B Participating Preferred Stock would have the right, subject to the rights of any holder of preferred stock with superior rights, to receive cumulative quarterly dividends when, as and if declared by the board of directors. These quarterly dividends are payable in an amount per share equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions declared on the common stock. If a required dividend payment on the Series B Participating Preferred Stock is in arrears, then the corporation may not declare or pay dividends on, make any other distributions on or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior to the Series B Participating Preferred Stock. The Series B Participating Preferred Stock holders have a preference upon any liquidation, dissolution, winding up, consolidation or merger of Connetics.

In the event of a liquidation, dissolution or winding up, no distribution shall be made to the holders of the shares of stock ranking junior to the Series B Participating Preferred Stock unless the holders of the Series B Participating Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000 per share, provided that in the event there are not sufficient assets available to permit such payment, then the payment will be equal to the value of the amount of the available assets divided by the number of outstanding shares of Series B Participating Preferred Stock or (2) 1,000 times the aggregate per share amount to be distributed to the holders of the common stock. In the event of a consolidation or merger, the Series B Participating Preferred Stock shall be exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of consideration received for each share of common stock. Each share of Series B Participating Preferred Stock entitles the holder thereof to 1,000 votes on all matters submitted to the vote of the stockholders, voting together with the common stock as one class.

Anti-Takeover Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of Connetics without further action by the stockholders. In addition, certain provisions of our charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of Connetics, which could have an adverse effect on the market price of our common stock. Our stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of our board of directors, exercise of some or all of the stock options, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

Our board of directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The issuance of Series B Participating Preferred Stock or any preferred stock subsequently issued by our board of directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Connetics. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of such preferred stock could have a material adverse effect on the market value of our common stock.

Some provisions contained in our Amended and Restated Preferred Stock Rights Plan may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or exchangeable shares, which offers may be attractive to stockholders, or deter purchases of large blocks of common stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. Computershare’s telephone number is (781) 575-2394.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership, conversion, and other disposition of the notes and of the shares received upon a conversion of the notes. This summary is based upon existing U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their notes and any shares received upon conversion of the notes as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion, and other disposition of the notes and shares received upon a conversion of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a note that is not a United States person for U.S. federal income tax purposes is referred to in this summary as a “Non-U.S. Holder.”

If a partnership, or other entity taxable as a partnership for U.S. federal income tax purposes, holds notes or shares received upon conversion of the notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A prospective investor who is a partner of a partnership should consult its own tax advisor.

Classification of the Notes

Pursuant to the terms of the indenture, each holder of notes agrees to treat the notes, for U.S. federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”) and to be bound by our application of the CPDI Regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule.” The remainder of this discussion assumes that the notes will be treated in accordance with that agreement and our determinations.

No authority directly addresses the treatment of all aspects of the notes for U.S. federal income tax purposes. The Internal Revenue Service (the “Service”) has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the U.S. federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character, and/or treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at rate different from the “comparable yield” rate described below.

U.S. Holders

Interest Income

Under the CPDI Regulations, a U.S. Holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis based on the “adjusted issue price” (as defined below) of the notes and the “comparable yield” (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

The “issue price” of a note is the first price at which a substantial amount of the notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made with respect to the notes.

Under the CPDI Regulations, we are required to establish the “comparable yield” for the notes. The comparable yield for the notes is the annual rate of interest we would be subject to, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined the comparable yield to be 7.00% compounded semi-annually.

We are required to provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at: Connetics Corporation, Chief Financial Officer, 3160 Porter Drive, Palo Alto, CA 94304.

The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. Holders of the notes.

Adjustments to Interest Accruals on the Notes

If a U.S. Holder receives actual payments with respect to the notes in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will have a “net positive adjustment” equal to the amount of such excess. The U.S. Holder will be required to treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of any property received in that year.

If a U.S. Holder receives actual payments with respect to the notes in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, the U.S. Holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes that accrued during prior taxable years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized upon a sale, exchange, repurchase, or redemption of the notes.

Notes Purchased at other than the Adjusted Issue Price

A U.S. Holder acquiring a note for an amount other than its “adjusted issue price,” as defined above under “— Interest Income” will generally accrue interest income and make adjustments to such accruals in accordance with the rules described above under “— Interest Income.” To the extent that a U.S. Holder’s adjusted tax basis in the note differs from the note’s adjusted issue price, however, the U.S. Holder must reasonably allocate any such difference among the daily portions of interest income accruing over the remaining term of the note and/or the remaining projected payments. Amounts so allocated will be treated as a positive or negative adjustment, as the case may be, on the date of accrual or payment and the U.S. Holder’s adjusted tax basis in the note will be increased or decreased, as the case may be, to reflect such adjustment.

Sale, Exchange, Conversion, Repurchase, or Redemption

Generally, the sale, exchange, repurchase, or redemption of a note will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of our shares upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the payment of our shares to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase, or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our shares received, reduced by any negative adjustment carryforward as described above and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note on any date will generally be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments, as described above, previously made on the notes to the U.S. Holder through such date (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, conversion, repurchase, or redemption of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase, or redemption of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that claims a loss in excess of certain thresholds upon the sale, exchange, conversion, repurchase, or redemption of a note may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

A U.S. Holder’s tax basis in our shares received upon a conversion of a note will equal the fair market value of such shares at the time of conversion. The U.S. Holder’s holding period for our shares received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets or in the event of an ordinary cash dividend paid on our shares will generally result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our shares generally will not.

Dividends on Shares

If we make cash distributions on our shares, the distributions will generally be treated as dividends to a U.S. Holder of our shares, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the taxable year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the shares, and thereafter as capital gain from the sale or exchange of those shares. Eligible dividends received in taxable years beginning on or before December 31, 2008, will be subject to tax to a non-corporate U.S. Holder at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder will be eligible for this reduced rate only if the U.S. Holder has held our shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our shares, subject to applicable restrictions.

Disposition of Shares

Upon the sale or other disposition of our shares received on conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in our shares. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such shares is more than one year. The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that claims a loss in excess of certain thresholds upon the sale or exchange of our shares may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

Non-U.S. Holders

Notes

All payments on the notes (except in the case of the payment of liquidated damages as described below) made to a Non-U.S. Holder, including a payment in our shares pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non- U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN that it is not a United States person and provides its name, address, and certain other required information or certain other certification requirements are satisfied, (v) the amounts are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and (vi) with respect only to gain realized on a sale, exchange, or conversion of the notes, our shares continue to be actively traded within the meaning of section 871(h)(4)(C)(v)(i) of the Code and we have not been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for such shares, whichever is shorter. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a United States real property holding corporation. If a Non-U.S. Holder does not satisfy the preceding requirements, payments of interest on the notes held by such holder would generally be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate) unless the income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and applicable certification requirements are satisfied.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax if the required certification is provided) in the same manner as a U.S. Holder is taxed, as described above. In addition, corporate Non-U.S. Holders may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of their earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct of a trade or business in the United States.

If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see “U.S. Holders — Constructive Dividends” above), however, the Non-U.S. Holder would generally be subject to U.S. withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction under an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN certifying that it is entitled to such treaty benefits.

We intend to treat payments of liquidated damages made to Non-U.S. Holders as subject to U.S. federal withholding tax at a rate of 30%, subject to reduction under an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN certifying that it is entitled to such treaty benefits.

Shares

Dividends paid to a Non-U.S. Holder of shares will generally be subject to withholding tax at a 30% rate subject to reduction under an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN certifying that it is entitled to such treaty benefits. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on the sale or exchange of the shares received upon a conversion of notes unless:

•	we will have been a United States real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder’s holding period for such shares. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a United States real property holding corporation,

•	the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment), or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

An individual Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual Non-U.S. Holder described in the third bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, exchange, redemption or other disposition, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A corporate Non-U.S. Holder described in the second bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or our shares may be subject to information reporting and U.S. federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the Service.

SELLING SECURITYHOLDERS

Goldman, Sachs & Co., CIBC World Markets Corp., Lazard Frères & Co. LLC, Piper Jaffray & Co. and Roth Capital Partners, LLC were the initial purchasers for the original offering of the notes in private placements. We were advised that the initial purchasers sold the notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act.

The following table sets forth information with respect to the selling securityholders and the respective principal amounts of notes and common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. Unless otherwise indicated herein, none of the selling securityholders currently listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the notes or the common stock offered by this prospectus, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

	Principal Amount of Notes(1)		Number of Shares of Common Stock(1)(2)(3)
	Beneficially
	Owned Prior
	to the		Beneficially
	Offering and	Percentage of	Owned Prior	Percentage of
	Offered	Notes	to the	Common Stock	Offered
Selling Security Holder	Hereby	Outstanding(4)	Offering(4)	Outstanding(5)	Hereby

Barnet Partners Ltd.(6)	1,500,000	*	42,295	*	42,295
CNH CA Master Account, L.P.(7)	1,000,000	*	28,197	*	28,197
DBAG London(8)(22)	1,000,000	*	28,197	*	28,197
DKR SoundShore Opportunity Holding Funding Ltd.(9)	4,500,000	2.25%	126,887	*	126,887
Excelsior Master Fund L.P.(10)	500,000	*	14,098	*	14,098
Fore Convertible Master Fund, Ltd.(11)	14,520,000	7.26%	409,423	1.2%	409,423
Fore Erisa Fund, Ltd.(12)	1,996,000	*	56,281	*	56,281
Fore Multi Strategy Master Fund, Ltd.(13)	3,043,000	1.52%	85,804	*	85,804
Man Mac I Limited(14)(23)	6,093,000	3.05%	171,805	*	171,805
Putnam Convertible Income-Growth Trust(15)(23)	4,000,000	2.00%	112,788	*	112,788
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio(16)	8,000,000	4.00%	225,577	*	225,577
RBC Capital Markets(22)	4,000,000	2.00%	112,788	*	112,788
Redbourn Partners Ltd.(17)	3,000,000	1.50%	84,591	*	84,591
TCW Group, Inc.(18)	6,265,000	3.13%	176,655	*	176,655
Teachers Insurance and Annuity Association of America(19)(23)	2,000,000	1.00%	56,394	*	56,394
The Northwestern Mutual Life Insurance Company(20)(23)	3,000,000	1.50%	84,591	*	84,591
UBS AG London F/B/O HFS(21)(23)	2,000,000	1.00%	59,394	*	59,394

*	Less than one percent.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in prospectus supplements or post-effective amendments to the registration statement.

(2)	For purposes of presenting the number of shares of our common stock beneficially owned by holders of notes, we assume a conversion rate of 28.1972 shares of common stock per each $1,000 principal amount of notes (the initial conversion rate), which is equivalent to a conversion price of approximately $35.46 per share of common stock, and a cash payment in lieu of the issuance of any fractional share interest. However, the conversion price is subject to adjustment as described in this prospectus under “Description of Notes — Conversion Rights.” As a result, the number of shares of our common stock issuable upon conversion of the notes, and as a consequence, the number of shares beneficially owned by the holders of notes, may increase or decrease in the future.

(3)	Does not include the conversion of all the notes and the 2.25% Convertible Senior Notes due May 30, 2008.

(4)	Percentages based on $200,000,000 aggregate principal amount of notes outstanding and 34,098,004 shares of common stock outstanding as of February 28, 2006. Does not include beneficial ownership of the 2.25% Convertible Senior Notes due May 30, 2008.

(5)	Does not include beneficial ownership of the 2.25% Convertible Senior Notes due May 30, 2008.

(6)	Alex Lach has voting and investment power with respect to the securities listed for Barnet Partners Ltd.

(7)	CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. and has sole voting and investment powers with respect to the securities listed for CNH CA Master Account, L.P. Robert Krail, Mark Mitchell and Todd Pulvino have voting and investment power with respect to the securities listed for CNH CA Master Account, L.P. CNH CA Master Account, L.P. also holds $500,000 principal amount of our 2.25% Convertible Senior Notes due May 30, 2008.

(8)	Deutsche Bank Securities Inc. is the investment advisor of DBAG London. Tom Sullivan has voting and investment power with respect to the securities listed for DBAG London.

(9)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment advisor with the SEC and as such, is the investment manager to DKR SoundShore Opportunity Holding Fund Ltd. (the “Fund”). DKR LP has retained certain portfolio managers to act as the portfolio manager to the Fund managed by DKR LP. As such DKR LP and certain portfolio managers have shared dispositive and voting power over the securities. Tom Kirvaitis has trading authority over such securities.

(10)	Ed Lees, James White, Jr. and Robert Jordan have voting and investment power with respect to the securities listed for Excelsior Master Fund L.P.

(11)	David Egglishaw has voting and investment power with respect to the securities listed for Fore Convertible Master Fund, Ltd.

(12)	David Egglishaw has voting and investment power with respect to the securities listed for Fore Erisa Fund, Ltd.

(13)	David Egglishaw has voting and investment power with respect to the securities listed for Fore Multi Strategy Master Fund, Ltd.

(14)	Man-Diversified Fund II Ltd. has been identified as the controlling entity of Man Mac I Ltd., the beneficial owners of the securities listed. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, a publicly reporting company on the London Stock Exchange.

(15)	Putnam Investment Management, LLC, a wholly owned subsidiary of Marsh & McLennan (a publicly reporting company), has voting and investment power with respect to the securities listed for Putnam Convertible Income-Growth Trust.

(16)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(17)	Alex Lach has voting and investment power with respect to the securities listed for Redbourn Partners Ltd.

(18)	Thomas Lyon has voting and investment power with respect to the securities listed for TCW Group, Inc.

(19)	Teachers Insurance and Annuity Association of America is a New York stock life insurance company whose common stock is owned by the TIAA Board of Overseers, a New York not-for-profit membership corporation.

(20)	Northwestern Investment Management Company, LLC (“NMIC”) is one of the investment advisors to Northwestern Mutual and is the investment advisor for Northwestern Mutual with respect to the securities listed for The Northwestern Mutual Life Insurance Company. NMIC therefore may be deemed to be an indirect beneficial owner with shared voting and investment power. Jerome R. Baier is a portfolio manager for NMIC and manages the portfolio which holds the securities listed for The Northwestern Mutual Life Insurance Company.

(21)	UBS AG (a publicly reporting company), has voting and investment power with respect to the securities listed for UBS AG London F/B/O HFS.

(22)	Selling securityholder has identified itself as a broker-dealer. Selling security holders who are broker-dealers are deemed to be underwriters under the Securities Act. Each such selling securityholder has informed us that: (a) such selling securityholder purchased its notes in the ordinary course of business, and (b) at the time the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(23)	Selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that: (a) such selling securityholder purchased its notes in the ordinary course of business, and (b) at the time the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

PLAN OF DISTRIBUTION

We are registering the notes and shares on behalf of the selling securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities offered hereby. Any brokerage commissions and similar selling expenses attributable to the sale of securities will be borne by the selling securityholders. Unless otherwise permitted by law, if the securities are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling securityholders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b) of the Securities Act or other applicable provision of the Securities Act, amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

Sales of notes and shares may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) on the PORTAL, Nasdaq National Market or on any other market or quotation system on which our securities may then be trading, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or underwriters. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling securityholders have also advised us that no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling securityholders, however, the selling securityholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

The selling securityholders may effect sales by selling securities directly to purchasers or to or through broker-dealers and underwriters, which may act as agents or principals. These broker-dealers and underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of shares for whom the broker-dealers and underwriters may act as agents or to whom they sell as principal, or both. This compensation to a particular broker-dealer or underwriter might be in excess of customary commissions.

The selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of securities offered hereby, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or underwriters that act in connection with the sale of securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or underwriters and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

The following selling securityholders have identified themselves as broker-dealers and are, therefore, underwriters in connection with the sale of the notes and the shares of common stock: DBAG London and RBC Capital Markets.

Selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

All or any part of the shares offered hereby may or may not be sold by the selling securityholders.

We will file a post-effective amendment to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

We have agreed to maintain the effectiveness of this registration statement until all remaining shares may be sold within any three-month period under Rule 144 of the Securities Act. We may suspend sales under the registration statement upon notice to the selling securityholders in order to update the registration statement or otherwise comply with federal securities laws.

LEGAL MATTERS

The validity of the shares of the notes and common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Connetics Corporation appearing in Connetics Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005 including the schedule appearing therein, and Connetics Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the notes and common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Securities and Exchange Act of 1934 and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports and information statements and other information regarding registrants that file electronically with the SEC. You may read and copy the registration statement, these reports and other information at the public reference facility maintained by the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus. We are incorporating by reference the following documents that we have previously filed with the SEC (Commission File No. 0-27406), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2005.

•	Current Reports on Form 8-K filed with the SEC on January 6, 2006, January 10, 2006, January 10, 2006 (except information disclosed under Item 2.02), January 31, 2006 (except information disclosed under Item 2.02), February 1, 2006, February 3, 2006, February 7, 2006, February 7, 2006, February 9, 2006 and February 14, 2006.

•	The description of our common stock contained in our Registration Statement on Form 8-A, dated December 8, 1995, and filed with the SEC on December 11, 1995, including any amendments or reports filed with the SEC for the purpose of updating such description.

•	The description of our Preferred Share Purchase Rights contained in our Registration Statement on Form 8-A, dated May 20, 1997, and filed with the SEC on May 23, 1997, as amended by Amendment No. 1 thereto on Form 8-A/A, dated November 27, 2001, and filed with the SEC on November 28, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any of the documents referred to above by written or oral request to:

Connetics Corporation
Attention: Corporate Secretary
3160 Porter Drive
Palo Alto, California 94304
(650) 843-2800

The documents referred to above can be accessed at our web site at www.connetics.com. The reference to our web site does not constitute incorporation by reference of the information contained at the site and you should not consider it a part of this prospectus or any other document we file with or furnish to the SEC.

PROSPECTUS

CONNETICS CORPORATION

$200,000,000 Principal Amount of
2.00% Convertible Senior Notes
Due March 30, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement:

Securities and Exchange Commission registration fee	$23,540
Printing fees and expenses	$125,000
Accounting fees and expenses	$231,000
Legal fees and expenses	$200,000
Transfer Agent	$50,000
NASDAQ fees(1)	$45,000
Miscellaneous	$—

Total	$674,540

(1)	Nasdaq National Market bills companies for the listing of additional shares on a quarterly basis, and the amount billed is determined by the change in the Company’s total shares outstanding from one quarter to the next. The total amount billable in one year is capped at $45,000. Since all of the Notes are convertible on the same basis, solely for the purpose of estimating the expenses payable by Connetics in connection with issuance and distribution of the Notes and underlying common stock, we have assumed the conversion of all Notes into shares of Connetics common stock during one year.

We will pay all such expenses. All amounts are estimated except the SEC registration fee.

Item 14.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), as amended, allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in our right) by reason of the fact that the person is or was our director, officer, agent or employee or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The power to indemnify applies to actions brought by or in our right as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of our board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases, or

•	for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

Our Amended and Restated Bylaws provide that we shall indemnify our directors and officers and our employees, who serve as an officer or director of any corporation at our request, to the fullest extent permitted by Delaware law.

In addition to the indemnifications provided for in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, we have entered into Indemnification Agreements with our directors and executive officers. These Indemnification Agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and amounts paid in settlement incurred by any such person in any action or proceeding resulting from such person’s services as a director or executive officer or at Connetics’ request.

The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. We also maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15.	Recent Sales of Unregistered Securities

On March 23, 2005, we sold $150.0 million in aggregate principal amount of our 2.00% Convertible Senior Notes due March 30, 2015 to Goldman, Sachs & Co., CIBC World Markets Corp., Lazard Frères & Co. LLC, Piper Jaffray & Co., and Roth Capital Partners, LLC, as initial purchasers, in a private offering exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving a public offering. The 2.00% Convertible Senior Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Aggregate underwriting discounts amounted to approximately $4.5 million.

On March 31, 2005, we sold an additional $50.0 million in aggregate principal amount of our 2.00% Convertible Senior Notes due March 30, 2015 to Goldman, Sachs & Co., as initial purchaser, in a private offering exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving a public offering. The 2.00% Convertible Senior Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Aggregate underwriting discounts amounted to approximately $1.5 million.

On February 13, 2004, we completed a private placement of 3.0 million shares of our common stock to accredited institutional investors at a price of $20.25 per share, for net proceeds of approximately $56.9 million, exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving a public offering.

On May 28, 2003, we sold $90.0 million in aggregate principal amount of our 2.25% Convertible Senior Notes due May 30, 2008 to Goldman, Sachs & Co., CIBC World Markets, Thomas Weisel Partners LLC, C.E. Unterberg, Towbin, and U.S. Bancorp Piper Jaffray, as initial purchasers, in a private offering exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving a public offering. The 2.25% Convertible Senior Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Aggregate underwriting discounts amounted to approximately $3.15 million.

Item 16.	Exhibits and Financial Statement Schedules

a. Exhibits

Exhibit
Number		Description

2	.1*	Purchase and Sale Agreement dated February 2, 2004 between Connetics and Hoffmann-La Roche Inc. (previously filed as Exhibit 10.41 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

2	.2*†	Asset Purchase Agreement dated as of April 9, 2001, between Connetics and Prometheus Laboratories, Inc. (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated April 30, 2001 and filed with the Commission on May 11, 2001).

2	.3*(C)	Asset Acquisition Agreement dated January 4, 2006 between Connetics and PediaMed Pharmaceuticals, Inc. (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated January 4, 2006 and filed with the Commission on January 10, 2006).

3	.1*	Amended and Restated Certificate of Incorporation (previously filed as an exhibit to the Company’s Form S-1 Registration Statement No. 33-80261).

3	.2*	Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on May 15, 1997 (previously filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated and filed May 23, 1997).

3	.3*	Certificate of Designation of Rights, Preferences and Privileges of Series B Participating Preferred Stock, filed with the Delaware Secretary of State on May 15, 1997 (previously filed as Exhibit A to Exhibit 1 to the Company’s Form 8-A filed on May 23, 1997).

3	.4*	Certificate of Elimination of Rights, Preferences and Privileges of Connetics Corporation, filed with the Delaware Secretary of State on December 11, 2001 (previously filed as Exhibit 3.5 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

3	.5*	Certificate of Designation of Terms of Series of Series C Preferred Stock of Connetics Corporation, filed with the Delaware Secretary of State on March 22, 2005 (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 22, 2005 and filed with the Commission on June 6, 2005).

3	.6*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Connetics Corporation, filed with the Delaware Secretary of State on May 18, 2005 (previously filed as Exhibit 4.7 to the Company’s Registration Statement on Form S-1 filed with the Commission on June 20, 2005, Registration Statement No. 333-125982).

3	.7*	Certificate of Elimination of Rights, Preferences and Privileges of Series C Preferred Stock of Connetics Corporation, filed with the Delaware Secretary of State on May 18, 2005 (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 22, 2005 and filed with the Commission on June 6, 2006).

3	.8*	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the Company’s Form 8-A/A filed with the Commission on November 28, 2001).

4	.1*	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

4	.2*	Amended and Restated Preferred Stock Rights Agreement, dated as of November 21, 2001, between Connetics and EquiServe Trust Company, N.A., including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively (previously filed as Exhibit 4.1 to the Company’s Form 8-A/A filed with the Commission on November 28, 2001).

Exhibit
Number		Description

4	.3*	Indenture, dated as of May 28, 2003, between Connetics and J.P. Morgan Trust Company, National Association, as Trustee, including the forms of the notes (previously filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4	.4*	Indenture dated March 23, 2005, between Connetics and J.P. Morgan Trust Company, National Association, as Trustee, including the forms of the notes (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 23, 2005 and filed with the Commission on March 25, 2005).

4	.5*	Registration Rights Agreement, dated March 23, 2005, between Connetics Corporation and Goldman, Sachs & Co., on behalf of itself, CIBC World Markets Corp., Lazard Freres & Co. LLC, Piper Jaffray & Co. and Roth Capital Partners, LLC (previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K dated March 23, 2005 and filed with the Commission on March 25, 2005).

4	.6*	Registration Rights Agreement, dated as of May 28, 2003, between Connetics and Goldman, Sachs & Co., C.E. Unterberg, Towbin (a California Limited Partnership), CIBC World Markets Corp., Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc., as representatives (previously filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (previously filed as Exhibit 5.1 to the Company’s Form S-1 Registration Statement No. 333-125982 filed with the Commission on June 20, 2005).

Management Contracts, Consulting Agreements and Compensatory Plans and Arrangements
10	.1*(M)	Form of Indemnification Agreement between Connetics and Directors and Officers (previously filed as Exhibit 10.1 to the Company’s Form S-1 Registration Statement No. 33-80261).

10	.2*(M)	Employment Agreement dated June 9, 1994 between Connetics and Thomas Wiggans (previously filed as an exhibit to the Company’s Form S-1 Registration Statement No. 33-80261).

10	.3*(M)	Form of Notice of Stock Option Grant to G. Kirk Raab dated January 28, 1997 (previously filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

10	.4*(M)	Form of Notice of Stock Option Grant to G. Kirk Raab dated July 30, 1997 (previously filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

10	.5*(M)	Restricted Common Stock Purchase Agreement dated November 5, 1998 between Connetics and G. Kirk Raab (previously filed as Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

10	.6*(M)	Restricted Common Stock Purchase Agreement dated March 9, 1999 between Connetics and G. Kirk Raab (previously filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

10	.7*(M)	Restricted Common Stock Purchase Agreement dated March 9, 1999 between Connetics and Thomas G. Wiggans (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

10	.8*(M)	Form of Change in Control Agreement between Connetics and key employees of the Company (previously filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

10	.9*(M)	Form of Change in Control Agreement between Connetics and Outside Directors of the Company (previously filed as Exhibit 10.13 to the Company’s Registration Statement on Form S-1 filed with the Commission on June 20, 2005, Registration Statement No. 333-125982).

10	.10*(M)	Change in Control Agreement dated January 1, 2002 between Connetics and Thomas G. Wiggans (previously filed as Exhibit 10.14 to the Company’s Registration Statement on Form S-1 filed with the Commission on June 20, 2005, Registration Statement No. 333-125982).

Exhibit
Number		Description

10	.11*(M)	Consulting Agreement dated August 22, 2005, between Connetics and G. Kirk Raab (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 22, 2005 and filed with the Commission on August 25, 2005).

10	.12*(M)	Consulting Agreement dated January 31, 2006, between Connetics and David Cohen, M.D. (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 31, 2006 and filed with the Commission on February 3, 2006).

10	.13*(M)	Form of Restricted Stock Purchase Award dated February 1, 2006 between Connetics and each of Thomas G. Wiggans, C. Gregory Vontz, John L. Higgins, Lincoln Krochmal and Katrina J. Church (previously filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

10	.14*(M)	Fourth Amendment to Consulting Agreement dated December 31, 2004 between Connetics and Eugene A. Bauer, M.D. (previously filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

10	.15*(M)	Consultant Change of Control Agreement dated January 1, 2002 between Connetics and G. Kirk Raab (previously filed as Exhibit 10.15 to the Company’s Registration Statement on Form S-1 filed with the Commission on June 20, 2005, Registration Statement No. 333-125982).

10	.16*(M)	Summary Compensation Information for Named Executive Officers and Directors (previously filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

10	.17*(M)	Description of Compensation Payable to Non-Employee Directors (previously filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

Stock Plans and Agreements
10	.18*(M)	1994 Stock Plan (as amended through May 1999) and form of Option Agreement (previously filed as Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-85155).

10	.19*	1995 Employee Stock Purchase Plan (as amended and restated through October 13, 2005), and form of Subscription Agreement (previously filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

10	.20*(M)	1998 Supplemental Stock Plan (previously filed as Exhibit 10.60 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

10	.21*(M)	Stock Plan (2000) and form of Option Agreement (previously filed as Exhibit 4.4 to the Company’s Form S-8 Registration Statement No. 333-85155).

10	.22*(M)	Form of Restricted Stock Purchase Award under the Company’s Stock Plan (2000) (see Exhibit 10.13 above).

10	.23*	International Stock Incentive Plan (previously filed as Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-61558).

10	.24*	2000 Non-Officer Employee Stock Plan (previously filed as Exhibit 4.3 to the Company’s Form S-8 Registration Statement No. 333-46562).

10	.25*	2002 Non-Officer Employee Stock Plan (as amended through May 2003) (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 9, 2004 and filed with the Commission on March 8, 2004).

10	.26*(M)	1995 Director’s Stock Option Plan (as amended through February 10, 2005) (previously filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

10	.27*(M)	Non-Qualified Stock Option Agreement dated April 13, 2005 between Connetics and James A. Trah (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

10	.28*(M)	Non-Qualified Stock Option Agreement dated May 16, 2005 between Connetics and Michael Eison (previously filed as Exhibit 10.25 to the Company’s Registration Statement on Form S-1 filed with the Commission on June 20, 2005, Registration Statement No. 333-125982).

Exhibit
Number		Description

10	.29*(M)	Non-Qualified Stock Option Agreement dated July 11, 2005 between Connetics and Stefan Weiss, M.D. (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

10	.30*(M)	Non-Qualified Stock Option Agreement dated August 5, 2005 between Connetics and Scott W. Meggs (previously filed as Exhibit 10.27 to the Company’s Amendment No. 2 to Form S-1 Registration Statement No. 333-125982, filed with the Commission on August 26, 2005).

10	.31*(M)	Non-Qualified Stock Option Agreement dated August 22, 2005 between Connetics and Luis C. Pena (previously filed as Exhibit 10.28 to the Company’s Amendment No. 2 to Form S-1 Registration Statement No. 333-125982, filed with the Commission on August 26, 2005).

10	.32*(M)	Non-Qualified Stock Option Agreement dated September 30, 2005 between Connetics and Claudette S. MacMillan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 30, 2005 and filed with the Commission on October 4, 2005).

10	.33*(M)	Non-Qualified Stock Option Agreement dated November 7, 2005 between Connetics and Srabasti Mukherjee (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 7, 2005 and filed with the Commission on November 10, 2005).

10	.34*(M)	Non-Qualified Stock Option Agreement dated December 15, 2005 between Connetics and Gary Cain (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 15, 2005 and filed with the Commission on December 16, 2005).

10	.35*(M)	Non-Qualified Stock Option Agreement dated January 3, 2006 between Connetics and David Burch (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 3, 2006 and filed with the Commission on January 10, 2006).

10	.36*(M)	Non-Qualified Stock Option Agreement dated January 9, 2006 between Connetics and Brian Davis (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated January 3, 2006 and filed with the Commission on January 10, 2006).

10	.37*(M)	Form of Non-Qualified Stock Option Agreement between Connetics and certain non-executive employees hired in connection with Connetics’ acquisition of PediaMed Pharmaceuticals, Inc.’s sales organization (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated and filed with the Commission on February 1, 2006).

10	.38*(M)	Non-Qualified Stock Option Agreement dated February 6, 2006 between Connetics and Freddie Park (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 6, 2006 and filed with the Commission on February 7, 2006).

License Agreements
10	.39*†	License Agreement dated June 14, 1996 between Connetics and Soltec Research Pty Ltd (previously filed as Exhibit 10.28 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996).

10	.40*†	License Agreement dated January 1, 1998 between Connetics and Soltec Research Pty Ltd (previously filed as Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

10	.41*†	License Agreement (Ketoconazole) dated July 14, 1999 between Connetics and Soltec Research Pty Ltd (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

10	.42*†	License Agreement dated September 29, 2004 between Connetics and Pierre Fabre Dermatologie (previously filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 29, 2004 and filed with the Commission on October 4, 2004).

10	.43*†	License and Development Agreement between Connetics and Pharmacia & Upjohn Company, dated December 21, 2001 (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A-2 dated December 21, 2001, filed with the Commission on July 12, 2002).

10	.44*†	License and Development Agreement between Connetics and Yamanouchi Europe B.V., dated May 13, 2002 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

Exhibit
Number		Description

Real Property
10	.45*	Lease between Connetics and Renault & Handley Employee’s Investment Co., dated June 28, 1999 (previously filed as Exhibit 10.39 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

10	.46*	Industrial Building Lease dated December 16, 1999, between Connetics and West Bayshore Associates (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10	.47*	Assignment and Assumption of Lease between Connetics and Respond.com, dated August 21, 2001 (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10	.48*	Agreement dated August 21, 2001, between Connetics and Respond.com (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10	.49*	Sublease agreement between Connetics (sublessor) and Tolerian, Inc., dated June 20, 2002 (previously filed as Exhibit 10.1 to the Company’s Quarterly Report for the quarter ended June 30, 2002).

10	.50*	Sublease Agreement between the Board of Trustees of the Leland Stanford Junior University and Incyte Pharmaceuticals, Inc., dated May 6, 2004 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10	.51*	Sublease Consent between The Board of Trustees of the Leland Stanford Junior University and Incyte Corporation and Connetics Corporation, dated May 6, 2004 (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10	.52*	Agreement Regarding Sublease and Lease between The Board of Trustees of the Leland Stanford Junior University and Connetics Corporation, dated May 6, 2004 (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10	.53*	First Amendment to Lease between The Board of Trustees of the Leland Stanford Junior University and Incyte Corporation, dated May 6, 2004 (previously filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10	.54*	Sublease Agreement for 1841 Page Mill Road, Palo Alto, California, dated August 9, 2004 and effective April 4, 2005 between Connetics and Incyte Corporation (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

10	.55*	Industrial Building Lease Between West Bayshore Associates and Connetics Corporation, dated September 2004 (previously filed as Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10	.56*	Sublease Consent between The Board of Trustees of the Leland Stanford Junior University and Interval Research Corporation, Incyte Corporation and Connetics dated March 15, 2005 (previously filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

Other Agreements
10	.57*†	Agreement dated December 9, 1999 between Connetics and Soltec Research Pty Ltd (previously filed as Exhibit 10.75 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999).

10	.58*†	Asset Purchase Agreement dated as of April 9, 2001, between Connetics and Prometheus Laboratories, Inc. (see Exhibit 2.2 above).

10	.59*†	Facilities Contribution Agreement between Connetics and DPT Laboratories, Ltd., with retroactive effect to November 1, 2001 (previously filed as Exhibit 10.55 to the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2001).

10	.60*†	Manufacturing and Supply Agreement between Connetics and DPT Laboratories, Ltd., dated March 12, 2002 (previously filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2001).

Exhibit
Number		Description

10	.61*	Distribution Agreement between Connetics and CORD Logistics, Inc., dated January 1, 2001, as amended September 1, 2001, September 3, 2003, and September 24, 2003 (previously filed as Exhibit 10.51 to the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2002).

10	.62*†	Amended and Restated Manufacturing and Supply Agreement dated April 24, 2003 between Connetics and AccraPac Group, Inc. (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarter ended March 31, 2003).

10	.63*	Purchase and Sale Agreement dated February 2, 2004 between Connetics and Hoffmann-La Roche Inc. (see Exhibit 2.1 above).

10	.64*†	Amendment to Facilities Contribution Agreement between DPT Laboratories, Ltd. and Connetics Corporation, dated August 18, 2004 (previously filed at Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10	.65*†	Amended and Restated Manufacturing and Supply Agreement between DPT Laboratories, Ltd. and Connetics Corporation, dated August 18, 2004 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10	.66*†	Distribution Services Agreement between Cardinal Health, Inc. and Connetics Corporation dated December 1, 2004 (previously filed as Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

10	.67*†	Core Distribution Agreement between McKesson Corporation and Connetics Corporation dated December 23, 2004 (previously filed as Exhibit 10.54 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

10	.68*†	Service Agreement dated March 1, 2005 between Connetics and Ventiv Pharma Services, LLC (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

10	.69*(C)	Amendment to Distribution Services Agreement dated December 22, 2005, between Connetics and Cardinal Health, Inc. (previously filed at Exhibit 10.2 to the Company’s Current Report on Form 8-K dated December 22, 2005 and filed with the Commission on December 23, 2005).

10	.70*(C)	Amendment to Core Distribution Agreement dated December 22, 2005, between Connetics and McKesson Corporation (previously filed at Exhibit 10.4 to the Company’s Current Report on Form 8-K dated December 22, 2005 and filed with the Commission on December 23, 2005).

10	.71*(C)	First Amendment to Service Agreement dated December 30, 2005 between Connetics and Ventiv Commercial Services, LLC (previously filed at Exhibit 10.2 to the Company’s Current Report on Form 8-K dated December 30, 2005 and filed with the Commission on January 6, 2006).

10	.72*(C)	Asset Acquisition Agreement dated January 4, 2006 between Connetics and PediaMed Pharmaceuticals, Inc. (see Exhibit 2.3 above).

10	.73*(C)	Distribution Services Agreement dated September 30, 2005 between Connetics and AmerisourceBergen Drug Corporation (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 30, 2005 and filed with the Commission on October 6, 2005).

12.1		Ratio of Earnings to Fixed Charges.

21	*	Subsidiaries (previously filed as Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).

23.1		Consent of Independent Registered Public Accounting Firm.

23	.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 to the Company’s Form S-1 Registration Statement No. 333-125982 filed with the Commission on June 20, 2005).

24	.1*	Power of Attorney (previously filed on page II-10 of the Registration Statement on Form S-1 filed with the Commission on June 20, 2005).

25.1		Statement of Eligibility of Trustee on Form T-1.

Key to Exhibit Index Footnotes:

The Commission file number for our Exchange Act filings referenced above is 0-27406.

*	Incorporated by this reference to the previous filing, as indicated.

(M)	This item is a management compensatory plan or arrangement required to be listed as an exhibit to this Report pursuant to Item 601(b)(10)(iii) of Regulation S-K.

(C)	We have omitted certain portions of this Exhibit and have requested confidential treatment of such portions from the SEC.

†	We have requested and the SEC has granted confidential treatment for certain portions of this Exhibit.

b. Financial Statement Schedule

The following additional consolidated financial statement schedule should be considered in conjunction with our consolidated financial statements. All other schedules have been omitted because the required information is either not applicable, not sufficiently material to require submission of the schedule, or is included in the consolidated financial statements or the notes to the consolidated financial statement. On the consolidated balance sheets managed care and Medicaid rebates, or product rebates, and coupon reserves were reclassified from accounts receivable allowance to product rebates and coupon accruals for the years ended December 31, 2004 and 2003.

Schedule II  —  Valuation and Qualifying Accounts

Allowance for Doubtful		Additions Charged
Accounts, Discounts,	Balance at Start of	to Expense/Revenue		Balance at End of
Returns and Chargebacks	Period	Net of Reversals	Utilization	Period

Year Ended December 31,
2005	$7,692,000	$21,368,000	$(18,293,000)	$10,767,000
2004	$1,404,000	$11,473,000	$(5,185,000)	$7,692,000
2003	$486,000	$6,886,000	$(5,968,000)	$1,404,000

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”),

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective, and

(6) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on March 20, 2006.

CONNETICS CORPORATION

By:	/s/ John L. Higgins
John L. Higgins
Name: John L. Higgins

Title:	Chief Financial Officer, Executive Vice President, Finance and Corporate
Development (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, as of March 20, 2006:

Name		Title

/s/ Thomas G. Wiggans* Thomas G. Wiggans		Chief Executive Officer and Director (Principal Executive Officer)

/s/ John L. Higgins John L. Higgins		Chief Financial Officer; Executive Vice President, Finance and Corporate Development (Principal Accounting Officer)

/s/ David E. Cohen David E. Cohen		Director

/s/ R. Andrew Eckert* R. Andrew Eckert		Director

/s/ Carl B. Feldbaum* Carl B. Feldbaum		Director

/s/ Denise M. Gilbert* Denise M. Gilbert		Director

/s/ John C. Kane* John C. Kane		Director

/s/ Thomas D. Kiley* Thomas D. Kiley		Director

/s/ Leon E. Panetta* Leon E. Panetta		Director

/s/ G. Kirk Raab* G. Kirk Raab		Director

*By:	/s/ John L. Higgins Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2	.1*	Purchase and Sale Agreement dated February 2, 2004 between Connetics and Hoffmann-La Roche Inc. (previously filed as Exhibit 10.41 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

2	.2*†	Asset Purchase Agreement dated as of April 9, 2001, between Connetics and Prometheus Laboratories, Inc. (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated April 30, 2001 and filed with the Commission on May 11, 2001).

2	.3*(C)	Asset Acquisition Agreement dated January 4, 2006 between Connetics and PediaMed Pharmaceuticals, Inc. (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated January 4, 2006 and filed with the Commission on January 10, 2006).

3	.1*	Amended and Restated Certificate of Incorporation (previously filed as an exhibit to the Company’s Form S-1 Registration Statement No. 33-80261).

3	.2*	Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on May 15, 1997 (previously filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated and filed May 23, 1997).

3	.3*	Certificate of Designation of Rights, Preferences and Privileges of Series B Participating Preferred Stock, filed with the Delaware Secretary of State on May 15, 1997 (previously filed as Exhibit A to Exhibit 1 to the Company’s Form 8-A filed on May 23, 1997).

3	.4*	Certificate of Elimination of Rights, Preferences and Privileges of Connetics Corporation, filed with the Delaware Secretary of State on December 11, 2001 (previously filed as Exhibit 3.5 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

3	.5*	Certificate of Designation of Terms of Series of Series C Preferred Stock of Connetics Corporation, filed with the Delaware Secretary of State on March 22, 2005 (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 22, 2005 and filed with the Commission on June 6, 2005).

3	.6*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Connetics Corporation, filed with the Delaware Secretary of State on May 18, 2005 (previously filed as Exhibit 4.7 to the Company’s Registration Statement on Form S-1 filed with the Commission on June 20, 2005, Registration Statement No. 333-125982).

3	.7*	Certificate of Elimination of Rights, Preferences and Privileges of Series C Preferred Stock of Connetics Corporation, filed with the Delaware Secretary of State on May 18, 2005 (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 22, 2005 and filed with the Commission on June 6, 2006).

3	.8*	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the Company’s Form 8-A/A filed with the Commission on November 28, 2001).

4	.1*	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

4	.2*	Amended and Restated Preferred Stock Rights Agreement, dated as of November 21, 2001, between Connetics and EquiServe Trust Company, N.A., including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively (previously filed as Exhibit 4.1 to the Company’s Form 8-A/A filed with the Commission on November 28, 2001).

4	.3*	Indenture, dated as of May 28, 2003, between Connetics and J.P. Morgan Trust Company, National Association, as Trustee, including the forms of the notes (previously filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4	.4*	Indenture dated March 23, 2005, between Connetics and J.P. Morgan Trust Company, National Association, as Trustee, including the forms of the notes (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 23, 2005 and filed with the Commission on March 25, 2005).

4	.5*	Registration Rights Agreement, dated March 23, 2005, between Connetics Corporation and Goldman, Sachs & Co., on behalf of itself, CIBC World Markets Corp., Lazard Freres & Co. LLC, Piper Jaffray & Co. and Roth Capital Partners, LLC (previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K dated March 23, 2005 and filed with the Commission on March 25, 2005).

Exhibit
Number		Description

4	.6*	Registration Rights Agreement, dated as of May 28, 2003, between Connetics and Goldman, Sachs & Co., C.E. Unterberg, Towbin (a California Limited Partnership), CIBC World Markets Corp., Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc., as representatives (previously filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (previously filed as Exhibit 5.1 to the Company’s Form S-1 Registration Statement No. 333-125982 filed with the Commission on June 20, 2005).

Management Contracts, Consulting Agreements and Compensatory Plans and Arrangements
10	.1*(M)	Form of Indemnification Agreement between Connetics and Directors and Officers (previously filed as Exhibit 10.1 to the Company’s Form S-1 Registration Statement No. 33-80261).

10	.2*(M)	Employment Agreement dated June 9, 1994 between Connetics and Thomas Wiggans (previously filed as an exhibit to the Company’s Form S-1 Registration Statement No. 33-80261).

10	.3*(M)	Form of Notice of Stock Option Grant to G. Kirk Raab dated January 28, 1997 (previously filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

10	.4*(M)	Form of Notice of Stock Option Grant to G. Kirk Raab dated July 30, 1997 (previously filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

10	.5*(M)	Restricted Common Stock Purchase Agreement dated November 5, 1998 between Connetics and G. Kirk Raab (previously filed as Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

10	.6*(M)	Restricted Common Stock Purchase Agreement dated March 9, 1999 between Connetics and G. Kirk Raab (previously filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

10	.7*(M)	Restricted Common Stock Purchase Agreement dated March 9, 1999 between Connetics and Thomas G. Wiggans (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

10	.8*(M)	Form of Change in Control Agreement between Connetics and key employees of the Company (previously filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

10	.9*(M)	Form of Change in Control Agreement between Connetics and Outside Directors of the Company (previously filed as Exhibit 10.13 to the Company’s Registration Statement on Form S-1 filed with the Commission on June 20, 2005, Registration Statement No. 333-125982).

10	.10*(M)	Change in Control Agreement dated January 1, 2002 between Connetics and Thomas G. Wiggans (previously filed as Exhibit 10.14 to the Company’s Registration Statement on Form S-1 filed with the Commission on June 20, 2005, Registration Statement No. 333-125982).

10	.11*(M)	Consulting Agreement dated August 22, 2005, between Connetics and G. Kirk Raab (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 22, 2005 and filed with the Commission on August 25, 2005).

10	.12*(M)	Consulting Agreement dated January 31, 2006, between Connetics and David Cohen, M.D. (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 31, 2006 and filed with the Commission on February 3, 2006).

10	.13*(M)	Form of Restricted Stock Purchase Award dated February 1, 2006 between Connetics and each of Thomas G. Wiggans, C. Gregory Vontz, John L. Higgins, Lincoln Krochmal and Katrina J. Church (previously filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

10	.14*(M)	Fourth Amendment to Consulting Agreement dated December 31, 2004 between Connetics and Eugene A. Bauer, M.D. (previously filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

Exhibit
Number		Description

10	.15*(M)	Consultant Change of Control Agreement dated January 1, 2002 between Connetics and G. Kirk Raab (previously filed as Exhibit 10.15 to the Company’s Registration Statement on Form S-1 filed with the Commission on June 20, 2005, Registration Statement No. 333-125982).

10	.16*(M)	Summary Compensation Information for Named Executive Officers and Directors (previously filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

10	.17*(M)	Description of Compensation Payable to Non-Employee Directors (previously filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

Stock Plans and Agreements
10	.18*(M)	1994 Stock Plan (as amended through May 1999) and form of Option Agreement (previously filed as Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-85155).

10	.19*	1995 Employee Stock Purchase Plan (as amended and restated through October 13, 2005), and form of Subscription Agreement (previously filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

10	.20*(M)	1998 Supplemental Stock Plan (previously filed as Exhibit 10.60 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

10	.21*(M)	Stock Plan (2000) and form of Option Agreement (previously filed as Exhibit 4.4 to the Company’s Form S-8 Registration Statement No. 333-85155).

10	.22*(M)	Form of Restricted Stock Purchase Award under the Company’s Stock Plan (2000) (see Exhibit 10.13 above).

10	.23*	International Stock Incentive Plan (previously filed as Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-61558).

10	.24*	2000 Non-Officer Employee Stock Plan (previously filed as Exhibit 4.3 to the Company’s Form S-8 Registration Statement No. 333-46562).

10	.25*	2002 Non-Officer Employee Stock Plan (as amended through May 2003) (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 9, 2004 and filed with the Commission on March 8, 2004).

10	.26*(M)	1995 Director’s Stock Option Plan (as amended through February 10, 2005) (previously filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

10	.27*(M)	Non-Qualified Stock Option Agreement dated April 13, 2005 between Connetics and James A. Trah (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

10	.28*(M)	Non-Qualified Stock Option Agreement dated May 16, 2005 between Connetics and Michael Eison (previously filed as Exhibit 10.25 to the Company’s Registration Statement on Form S-1 filed with the Commission on June 20, 2005, Registration Statement No. 333-125982).

10	.29*(M)	Non-Qualified Stock Option Agreement dated July 11, 2005 between Connetics and Stefan Weiss, M.D. (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

10	.30*(M)	Non-Qualified Stock Option Agreement dated August 5, 2005 between Connetics and Scott W. Meggs (previously filed as Exhibit 10.27 to the Company’s Amendment No. 2 to Form S-1 Registration Statement No. 333-125982, filed with the Commission on August 26, 2005).

10	.31*(M)	Non-Qualified Stock Option Agreement dated August 22, 2005 between Connetics and Luis C. Pena (previously filed as Exhibit 10.28 to the Company’s Amendment No. 2 to Form S-1 Registration Statement No. 333-125982, filed with the Commission on August 26, 2005).

10	.32*(M)	Non-Qualified Stock Option Agreement dated September 30, 2005 between Connetics and Claudette S. MacMillan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 30, 2005 and filed with the Commission on October 4, 2005).

10	.33*(M)	Non-Qualified Stock Option Agreement dated November 7, 2005 between Connetics and Srabasti Mukherjee (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 7, 2005 and filed with the Commission on November 10, 2005).

Exhibit
Number		Description

10	.34*(M)	Non-Qualified Stock Option Agreement dated December 15, 2005 between Connetics and Gary Cain (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 15, 2005 and filed with the Commission on December 16, 2005).

10	.35*(M)	Non-Qualified Stock Option Agreement dated January 3, 2006 between Connetics and David Burch (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 3, 2006 and filed with the Commission on January 10, 2006).

10	.36*(M)	Non-Qualified Stock Option Agreement dated January 9, 2006 between Connetics and Brian Davis (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated January 3, 2006 and filed with the Commission on January 10, 2006).

10	.37*(M)	Form of Non-Qualified Stock Option Agreement between Connetics and certain non-executive employees hired in connection with Connetics’ acquisition of PediaMed Pharmaceuticals, Inc.’s sales organization (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated and filed with the Commission on February 1, 2006).

10	.38*(M)	Non-Qualified Stock Option Agreement dated February 6, 2006 between Connetics and Freddie Park (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 6, 2006 and filed with the Commission on February 7, 2006).

License Agreements
10	.39*†	License Agreement dated June 14, 1996 between Connetics and Soltec Research Pty Ltd (previously filed as Exhibit 10.28 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996).

10	.40*†	License Agreement dated January 1, 1998 between Connetics and Soltec Research Pty Ltd (previously filed as Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

10	.41*†	License Agreement (Ketoconazole) dated July 14, 1999 between Connetics and Soltec Research Pty Ltd (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

10	.42*†	License Agreement dated September 29, 2004 between Connetics and Pierre Fabre Dermatologie (previously filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 29, 2004 and filed with the Commission on October 4, 2004).

10	.43*†	License and Development Agreement between Connetics and Pharmacia & Upjohn Company, dated December 21, 2001 (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A-2 dated December 21, 2001, filed with the Commission on July 12, 2002).

10	.44*†	License and Development Agreement between Connetics and Yamanouchi Europe B.V., dated May 13, 2002 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

Real Property
10	.45*	Lease between Connetics and Renault & Handley Employee’s Investment Co., dated June 28, 1999 (previously filed as Exhibit 10.39 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

10	.46*	Industrial Building Lease dated December 16, 1999, between Connetics and West Bayshore Associates (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10	.47*	Assignment and Assumption of Lease between Connetics and Respond.com, dated August 21, 2001 (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10	.48*	Agreement dated August 21, 2001, between Connetics and Respond.com (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10	.49*	Sublease agreement between Connetics (sublessor) and Tolerian, Inc., dated June 20, 2002 (previously filed as Exhibit 10.1 to the Company’s Quarterly Report for the quarter ended June 30, 2002).

Exhibit
Number		Description

10	.50*	Sublease Agreement between the Board of Trustees of the Leland Stanford Junior University and Incyte Pharmaceuticals, Inc., dated May 6, 2004 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10	.51*	Sublease Consent between The Board of Trustees of the Leland Stanford Junior University and Incyte Corporation and Connetics Corporation, dated May 6, 2004 (previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10	.52*	Agreement Regarding Sublease and Lease between The Board of Trustees of the Leland Stanford Junior University and Connetics Corporation, dated May 6, 2004 (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10	.53*	First Amendment to Lease between The Board of Trustees of the Leland Stanford Junior University and Incyte Corporation, dated May 6, 2004 (previously filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10	.54*	Sublease Agreement for 1841 Page Mill Road, Palo Alto, California, dated August 9, 2004 and effective April 4, 2005 between Connetics and Incyte Corporation (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

10	.55*	Industrial Building Lease Between West Bayshore Associates and Connetics Corporation, dated September 2004 (previously filed as Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10	.56*	Sublease Consent between The Board of Trustees of the Leland Stanford Junior University and Interval Research Corporation, Incyte Corporation and Connetics dated March 15, 2005 (previously filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

Other Agreements
10	.57*†	Agreement dated December 9, 1999 between Connetics and Soltec Research Pty Ltd (previously filed as Exhibit 10.75 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999).

10	.58*†	Asset Purchase Agreement dated as of April 9, 2001, between Connetics and Prometheus Laboratories, Inc. (see Exhibit 2.2 above).

10	.59*†	Facilities Contribution Agreement between Connetics and DPT Laboratories, Ltd., with retroactive effect to November 1, 2001 (previously filed as Exhibit 10.55 to the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2001).

10	.60*†	Manufacturing and Supply Agreement between Connetics and DPT Laboratories, Ltd., dated March 12, 2002 (previously filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2001).

10	.61*	Distribution Agreement between Connetics and CORD Logistics, Inc., dated January 1, 2001, as amended September 1, 2001, September 3, 2003, and September 24, 2003 (previously filed as Exhibit 10.51 to the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2002).

10	.62*†	Amended and Restated Manufacturing and Supply Agreement dated April 24, 2003 between Connetics and AccraPac Group, Inc. (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarter ended March 31, 2003).

10	.63*	Purchase and Sale Agreement dated February 2, 2004 between Connetics and Hoffmann-La Roche Inc. (see Exhibit 2.1 above).

10	.64*†	Amendment to Facilities Contribution Agreement between DPT Laboratories, Ltd. and Connetics Corporation, dated August 18, 2004 (previously filed at Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10	.65*†	Amended and Restated Manufacturing and Supply Agreement between DPT Laboratories, Ltd. and Connetics Corporation, dated August 18, 2004 (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10	.66*†	Distribution Services Agreement between Cardinal Health, Inc. and Connetics Corporation dated December 1, 2004 (previously filed as Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

Exhibit
Number		Description

10	.67*†	Core Distribution Agreement between McKesson Corporation and Connetics Corporation dated December 23, 2004 (previously filed as Exhibit 10.54 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

10	.68*†	Service Agreement dated March 1, 2005 between Connetics and Ventiv Pharma Services, LLC (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

10	.69*(C)	Amendment to Distribution Services Agreement dated December 22, 2005, between Connetics and Cardinal Health, Inc. (previously filed at Exhibit 10.2 to the Company’s Current Report on Form 8-K dated December 22, 2005 and filed with the Commission on December 23, 2005).

10	.70*(C)	Amendment to Core Distribution Agreement dated December 22, 2005, between Connetics and McKesson Corporation (previously filed at Exhibit 10.4 to the Company’s Current Report on Form 8-K dated December 22, 2005 and filed with the Commission on December 23, 2005).

10	.71*(C)	First Amendment to Service Agreement dated December 30, 2005 between Connetics and Ventiv Commercial Services, LLC (previously filed at Exhibit 10.2 to the Company’s Current Report on Form 8-K dated December 30, 2005 and filed with the Commission on January 6, 2006).

10	.72*(C)	Asset Acquisition Agreement dated January 4, 2006 between Connetics and PediaMed Pharmaceuticals, Inc. (see Exhibit 2.3 above).

10	.73*(C)	Distribution Services Agreement dated September 30, 2005 between Connetics and AmerisourceBergen Drug Corporation (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 30, 2005 and filed with the Commission on October 6, 2005).

12.1		Ratio of Earnings to Fixed Charges.

21	*	Subsidiaries (previously filed as Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).

23.1		Consent of Independent Registered Public Accounting Firm.

23	.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 to the Company’s Form S-1 Registration Statement No. 333-125982 filed with the Commission on June 20, 2005).

24	.1*	Power of Attorney (previously filed on page II-10 of the Registration Statement on Form S-1 filed with the Commission on June 20, 2005).

25.1		Statement of Eligibility of Trustee on Form T-1.

Key to Exhibit Index Footnotes:

The Commission file number for our Exchange Act filings referenced above is 0-27406.

*	Incorporated by this reference to the previous filing, as indicated.

(M)	This item is a management compensatory plan or arrangement required to be listed as an exhibit to this Report pursuant to Item 601(b)(10)(iii) of Regulation S-K.

(C)	We have omitted certain portions of this Exhibit and have requested confidential treatment of such portions from the SEC.

†	We have requested and the SEC has granted confidential treatment for certain portions of this Exhibit.